EX-8.gg

TRANSFER AGREEMENT

BY AND BETWEEN

VALLEY FORGE LIFE INSURANCE COMPANY

AND

PHL VARIABLE INSURANCE COMPANY

DATED

JUNE 21, 2002

WO 110546.10

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	1
1.01 Definitions	1

ARTICLE II TRANSFER AND ACQUISITION OF ASSETS	10
2.01 Preliminary Purchase Price; Ceding Commission	10
2.02 Acquisition of Transferred Assets and Assumption of Assumed Liabilities	10
2.03 Place and Date of Closing; Balance Sheets	11
2.04 Post-Closing Adjustments	12
2.05 Closing Items	13
2.06 Separate Account Contra-Liability	13

ARTICLE III REPRESENTATIONS AND WARRANTIES CONCERNING VFL	14
3.01 Incorporation and Standing	14
3.02 Authorization	14
3.03 No Conflict or Violation	14
3.04 Consents and Approvals	15
3.05 Actions Pending	15
3.06 Transferred Assets	15
3.07 No Brokers	15
3.08 Investment Company	15
3.09 Permits; Insurance Contracts; Producers	15
3.10 Contracts	16
3.11 Compliance	16
3.12 Title to and Adequacy of Assets	18
3.13 Intellectual Property	18
3.14 Computer Programs/Data	18
3.15 Financial Data	19
3.16 Taxes	20
3.17 Reinsurance Ceded	21
3.18 Reinsurance Assumed	21
3.19 Absence of Certain Changes	21
3.20 Business Employees	22
3.21 Distribution Force	22
3.22 Pooling Agreement	22
3.23 Adequacy of Records	22
3.24 Participation, Distribution and Service Related Agreements	22
3.25 Year 2000 Compliance	23

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER	23
4.01 Incorporation and Standing	23
4.02 Authorization	23
4.03 No Conflict or Violation	23

4.04 Consents and Approvals	24
4.05 Actions Pending	24
4.06 Ratings	24
4.07 No Brokers	24
4.08 Investment Company	24
4.09 Financing	24
4.10 Permits, Licenses and Franchises	24
4.11 Purchaser's Statutory Statements	25
4.12 Administrative Capability	25

ARTICLE V PRE-CLOSING COVENANTS	25
5.01 Conduct of Business	25
5.02 Expenses	25
5.03 Access; Certain Communications	25
5.04 Regulatory Matters	26
5.05 Further Assurances	27
5.06 Notification of Certain Matters	27
5.07 Maintenance and Transfer of Records	27
5.08 Employee Matters	29
5.09 No Solicitations	29
5.10 Intercompany Balances	29
5.11 Purchaser's Undertaking With Respect to the Business	30
5.12 Interim Quarterly Statements.	30
5.13 Participation Agreements and Related Materials	31
5.14 Disclosure	31
5.15 Ceded Reinsurance Contracts	31

ARTICLE VI CONDITIONS PRECEDENT TO THE OBLIGATION OF PURCHASER TO CLOSE	32
6.01 Representations, Warranties and Covenants	32
6.02 Related Agreements	32
6.03 Consent of Reinsurers	32
6.04 Secretaries' Certificates	32
6.05 Legal Opinions	32
6.06 Approvals and Consents	33
6.07 Injunction and Litigation	33
6.08 Closing Material Adverse Effect	33

ARTICLE VII CONDITIONS PRECEDENT TO THE OBLIGATION OF VFL TO CLOSE	33
7.01 Representations, Warranties and Covenants	33
7.02 Related Agreements	33
7.03 Secretaries' Certificates	33
7.04 Legal Opinion	34
7.05 Approvals and Consents	34
7.06 Injunction and Litigation	34

4.04 Consents and Approvals	24
4.05 Actions Pending	24
4.06 Ratings	24
4.07 No Brokers	24
4.08 Investment Company	24
4.09 Financing	24
4.10 Permits, Licenses and Franchises	24
4.11 Purchaser's Statutory Statements	25
4.12 Administrative Capability	25

ARTICLE V PRE-CLOSING COVENANTS	25
5.01 Conduct of Business	25
5.02 Expenses	25
5.03 Access; Certain Communications	25
5.04 Regulatory Matters	26
5.05 Further Assurances	27
5.06 Notification of Certain Matters	27
5.07 Maintenance and Transfer of Records	27
5.08 Employee Matters	29
5.09 No Solicitations	29
5.10 Intercompany Balances	29
5.11 Purchaser's Undertaking With Respect to the Business	30
5.12 Interim Quarterly Statements.	30
5.13 Participation Agreements and Related Materials	31
5.14 Disclosure	31
5.15 Ceded Reinsurance Contracts	31

ARTICLE VI CONDITIONS PRECEDENT TO THE OBLIGATION OF PURCHASER TO CLOSE	32
6.01 Representations, Warranties and Covenants	32
6.02 Related Agreements	32
6.03 Consent of Reinsurers	32
6.04 Secretaries' Certificates	32
6.05 Legal Opinions	32
6.06 Approvals and Consents	33
6.07 Injunction and Litigation	33
6.08 Closing Material Adverse Effect	33

ARTICLE VII CONDITIONS PRECEDENT TO THE OBLIGATION OF VFL TO CLOSE	33
7.01 Representations, Warranties and Covenants	33
7.02 Related Agreements	33
7.03 Secretaries' Certificates	33
7.04 Legal Opinion	34
7.05 Approvals and Consents	34
7.06 Injunction and Litigation	34

WO 110546.10

LIST OF EXHIBITS

Exhibit A                     Administrative Services Agreement
Exhibit B                      Coinsurance Agreement
Exhibit C                      Trademark and Service Mark Assignment Agreement

LIST OF SCHEDULES

Schedule 1.01(a)                                          Assigned Contracts
Schedule 1.01(b)                                          Business Employees
Schedule 1.01(c)                                          General Account Reserves Computation as of 3/31/02
Schedule l.0l(d)                                            Insurance Contracts Forms
Schedule 1.01(e)                                          Purchase Price - Accounting and Actuarial Methods
Schedule l.0l(f)                                             Transferred Assets
Schedule 1.01 (g)                                         VFL Separate Accounts
Schedule 2.03 (b)                                         Closing Date Statement
Schedule 3.03                                               Conflicts - Seller
Schedule 3.04                                               Consents and Approvals - Seller
Schedule 3.05                                               Actions Pending - Seller
Schedule 3.06                                               Liens
Schedule 3.09                                               Exceptions to Permits
Schedule 3.10(a)                                          Contracts Relating to the Business
Schedule 3.11                                               Compliance Exceptions
Schedule 3.13(a)                                          Intellectual Property Used Primarily in the Business
Schedule 3.13(b)                                          Intellectual Property Licensed to VFL
Schedule 3.13(c)                                          Intellectual Property Licensed to Third Parties
Schedule 3.13(d)                                          Exceptions to Purchaser's Ownership and Right to Use Intellectual Property
Schedule 3.14(a)                                          Owned Computer Programs
Schedule 3.14(b)                                          Shrink Wrap Computer Programs
Schedule 3.14(c)                                          Exceptions to Purchaser's Right to Use Computer Programs
Schedule 3.17                                               Reinsurance Ceded
Schedule 3.19                                               Absence of Certain Changes
Schedule 3.21(a)                                          Commission Brokers
Schedule 3.21(b)                                          Brokerage Agreements
Schedule 3.24                                               Participation, Distribution and Service Related Agreements
Schedule 4.03                                               Conflicts - Purchaser
Schedule 4.04                                               Consents and Approvals - Purchaser
Schedule 4.05                                               Actions Pending - Purchaser
Schedule 4.10                                               Permits, Licenses and Franchises
Schedule 5.07(c)                                          Data File Deliveries
Schedule 5.12(a)                                          GAAP Financial Highlights
Schedule 8.0l(c)                                           Participation, Distribution and Service Related Agreement Amendments
Schedule 8.03(a)                                          Use of Names

WO 110546.10

TRANSFER AGREEMENT

THIS TRANSFER AGREETMENT, dated as of June 21,2002 (this "Agreement"), has been made and entered into by and among Valley Forge Life Insurance Company, a Pennsylvania life insurance company ("VFL"), and PHL Variable Insurance Company, a Connecticut life insurance company ("Purchaser").

WITNESSETH:

WHEREAS, VFL wishes to cede to Purchaser, and Purchaser wishes to reinsure, the variable annuities and variable life insurance policies issued by VFL (the "Business");

WHEREAS, VFL wishes to sell, and Purchaser wishes to purchase, certain intangible assets used exclusively in connection with or created or derived in the course of operation of the Business, upon the terms and subject to the conditions set forth herein; and

NOW, THEREFORE, in consideration of the premises and the covenants and conditions contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.01           Definitions. The following terms shall have the respective meanings set forth below throughout this Agreement:

"180-Day Treasury Rate" means the annual yield rate, on the date to which the 180-Day Treasury Rate relates, of actively traded U.S. Treasury securities having a remaining duration to maturity of six months, as such rate is published under ''Treasury Constant Maturities" in Federal Reserve Statistical Release H.15(519).

"1940 Act" means the Investment Company Act of 1940, as amended, and all rules and regulations thereunder.

"Administrative Services Agreement" means the agreement between Purchaser and VFL in the form of Exhibit A.

"Affiliate" means, with respect to any Person, at the time in question, any other Person controlling, controlled by or under common control with such Person.

"Annual Rate" means the value of r in the expression (1+ r)n/365 - 1, where "n" is equal to the number of days for which interest is to be computed and the result of the expression is the interest factor for computing the applicable interest amounts.

"Annual Statement" means the NAIC Annual Statement Blank filed with the State of Pennsylvania for the applicable year(s).

"Applicable Law" means any federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, order, writ, injunction, judgment, permit, governmental agreement, member advisory bulletins or decree of a Governmental Entity applicable to a Person or any such Person's subsidiaries, properties, assets, or to such Person's officers, directors, managing directors, employees or agents in their capacity as such.

"Asserted Liability" has the meaning set forth in Section 10.02.

"Assigned Contracts" means the contracts that are listed in Schedule l.01(a).

"Authorized Administrator" means a third party administrator to which Purchaser is authorized to delegate or subcontract its obligations under the Administrative Services Agreement.

"Basket Amount" has the meaning set forth in Section 10.01(a).

"Books and Records" means all records and all other data and information (in whatever form maintained) in the possession or control of VFL and relating primarily to the Business as currently conducted, including administrative records, claim records, policy files, sales records, files and records relating to regulatory and compliance matters, reinsurance records, tax reporting and tax computational records relating to the Insurance Contracts, underwriting records and accounting records, but excluding any Tax Returns of VFL and work papers relating to any Tax Returns of VFL; provided, however, that if any such financial or accounting records contain information which does not relate to the Business, such information shall not constitute "Books and Records."

"Books and Records Custody Plan" has the meaning set forth in 5.07(b).

“Business" has the meaning set forth in the preamble.

"Business Day" shall mean each day on which a valuation of the VFL Separate Accounts is required by Applicable Law or the terms of the Insurance Contracts, which as of the Effective Date was each day that the New York Stock Exchange is open for trading.

"Business Employees" means the employees of VFL identified on Schedule 1.01(b) attached hereto, with such changes as may result from employee resignations after the date hereof.

"CAC" means Continental Assurance Company, an Illinois corporation.

"Ceded Reinsurance Agreements" means the reinsurance contracts that are described in Section 3.17 and that are listed on Schedule 3.17.

"Ceding Commission" means $31,000,000.

 “Ceding Commission” means $31,000,000.

"Claims Notice" has the meaning set forth in Section 10.02.

"Closing" means the closing of the transactions provided for in this Agreement, which shall include the execution and delivery of each of the Related Agreements.

"Closing Date" means the first day of the month following the month in which the last of the conditions set forth in this Agreement has been satisfied or waived in writing, or such other date as the parties may agree to in writing; provided, however, if such date is not a Business Day, the Closing Date shall be the immediately succeeding Business Day.

"Closing Date Statement" shall have the meaning set forth in Section 2.03(b).

"Closing Material Adverse Effect" means a material adverse effect on the financial condition and results of operations of the Business taken as a whole; provided, however, that the following shall be excluded from the definition of "Closing Material Adverse Effect" and from any determination as to whether a Closing Material Adverse Effect has occurred or may occur: (i) any adverse change or effect that is caused by or that arises out of conditions affecting the economy, prevailing interest rates or financial, banking, currency or capital markets in general; (ii) any adverse change or effect that is caused by or that arises out of conditions affecting the life insurance industry, the variable insurance products industry or the insurance or financial services industries generally; and (iii) any adverse change or effect resulting from the announcement or the pendency of the transactions contemplated by this Agreement, or from Purchaser's violation of Section 5.11 (including, but not limited to, changes in relations with employees and independent brokers and agents (including managing and selling general agents), and declines in sales volumes or net operating income).

"CNAISI" means CNA Investor Services, Inc., an Illinois corporation.

"CNAF" means CNA Financial Corporation, a Delaware corporation.

"Code" means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

"Coinsurance Agreement" means the agreement between VFL and Purchaser in the form of Exhibit B hereto.

"Competing Business" has the meaning set forth in Section 8.04(a).

"Computer Programs" means (i) any and all computer programs, in the form available to VFL,
(ii) all descriptions, flow-charts and other work product, if any, used to design, plan, organize and develop any of the foregoing and (iii) all documentation, including user manuals and training materials, relating to any of the foregoing.

"Company Intellectual Property" has the meaning set forth in Section 3.13.

"Confidentiality Agreement" means that certain agreement dated February 6, 2002, between
VFL and Purchaser as such agreement may be amended pursuant to its terms from time to time.

"Dispute Officer" has the meaning set forth in Section 12.06.

"EGTRRA" means the Economic Growth and Tax Relief Reconciliation Act of 2001, as amended, and the regulations promulgated thereunder.

"Effective Date" means July 1, 2002.

"Enforceability Exceptions" has the meaning set forth in Section 3.02.

"Equity Indexed Products" shall have the meaning set forth in Section 8.04(a).

"Extra Contractual Obligations" shall mean all liabilities and obligations for consequential, extra-contractual, exemplary, punitive, special or similar damages, and liabilities for fines, penalties and forfeitures (other than those arising under the express terms and conditions of the Insurance Contracts), which arise from any real or alleged act, error or omission, whether or not intentional, negligent, in bad faith or otherwise, including, without limitation, any act, error or omission relating to (i) the marketing, sale, underwriting, production, issuance, cancellation or administration of the Insurance Contracts, (ii) the investigation, defense, trial, settlement or handling of claims, benefits, or payments under the Insurance Contracts, or (iii) the failure to pay or the delay in payment, or errors in calculating or administering the payment of benefits, claims or any other amounts due or alleged to be due under or in connection with the Insurance Contracts.

"Final Pricing Statement" shall have the meaning set forth in Section 2.03(c).

"GAAP" shall mean generally accepted accounting principles consistently applied throughout the specified period and in the comparable period in the immediately preceding year.

"GAAP Statements" shall have the meaning set forth in Section 3.15(a).

"General Account" means the general account of VFL.

"General Account Reserves" means, as of any specified time, the General Account statutory reserves of VFL (without regard to the transactions contemplated by this Agreement or any pooling or similar agreement between VFL and any Affiliate insurance company) with respect to the Insurance Contracts as of such time, and consisting of the items set forth in Schedule 1.01(c) attached hereto, with each such item being determined in accordance with SAP and, to the extent not in violation of SAP, strictly in accordance with the accounting, actuarial and other methods, practices and principles used in computing the amounts set forth on Schedule l.0l(c).

"Governmental Entity" means any foreign, federal, state, local, municipal, county or other governmental, quasi-governmental, administrative or regulatory authority (including any self-regulatory organization), body, agency, court, tribunal, commission or other similar entity(including any branch, department, agency or political subdivision thereof).

"Governmental Order" means any legally binding order or directive issued by a Governmental Entity.

"Income Tax" means any Tax which is, in whole or in part, based on or measured by gross or net income, premiums or gains.

"Insurance Contracts" means the group and individual variable life and variable annuity contracts and group certificates issued on the forms identified on Schedule 1.01(d) hereto, to the extent that such contracts are in effect as of the Effective Date, and all certificates and participation agreements in effect as of the Effective Date issued in accordance with the terms of such contracts (including all supplements, endorsements, riders and ancillary agreements in connection therewith). Also included in the definition of "Insurance Contracts" are any such contracts and certificates that have lapsed and that otherwise would be eligible for inclusion herein, subject to reinstatement pursuant to reinstatement procedures contained in such contracts and certificates.

"Intellectual Property" means U.S. and foreign intellectual property rights, including but not limited to all patents and patent applications, Trademarks, copyrights, copyright registrations and applications, technology, trade secrets, know-how, confidential information, proprietary processes and formulae (but excluding Computer Programs).

"Interim Quarterly Statements" has the meaning set forth in Section 5.12(b).

"Knowledge" means, with respect to any Person that is not an individual, the knowledge of any director or officer of such Person after due and diligent inquiry, as is commensurate with the particular position, assigned responsibilities and authority of such Person.

"Lien" means any lien, pledge, security interest, encumbrance, restriction, easement, limitation, claim, charge or defect of title; provided that such term shall not include restrictions imposed by any applicable insurance holding company act or state or federal securities laws.

"Losses" and individually "Loss" has the meaning set forth in Section l0.0l(a).

"Maximum Indemnification Obligation" has the meaning set forth in Section l0.0l(a).

 "Minimum Capital and Surplus" has the meaning set forth in Section 8.08.

"Mutual Fund" has the meaning set forth in Section 3.11(d).

"Mutual Fund Payor" has the meaning set forth in Section 3.24.

"Participation, Distribution and Service Related Agreements" has the meaning set forth in Section 3.24.

"Permits" means all licenses, permits, orders, approvals and non-disapprovals, registrations, authorizations, qualifications and filings with and under all Applicable Law.

"Permitted Liens" means, as to any asset, each of the following: (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or which are being contested in good faith; (ii) Liens imposed by law, including without limitation materialmen's, mechanics', carriers', workmen's and repairmen 's liens and other similar liens arising in the ordinary course of business; (iii) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (iv) Liens related to deposits to secure policyholders' obligations as required by the insurance departments of the various states; (v) Liens that do not in the aggregate materially detract from the value or materially interfere with the present or reasonably contemplated use of such asset in the Business; and (vi) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property.

"Person" means any individual, corporation, limited liability company, partnership, limited partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental, judicial or regulatory body or other entity.

"Policy Liabilities" means all liabilities and obligations arising under or related to the Insurance Contracts, excluding any Extra Contractual Obligations based on acts, errors or omissions by VFL or any of its officers, employees, agents or representatives, and any attorneys' fees incurred by VFL related to such Extra Contractual Obligations. Without limiting the generality of the foregoing, the term "Policy Liabilities" shall include, without limitation, any and all of VFL's liability:

(1)
For liabilities and obligations in respect of the Insurance Contracts, including Extra Contractual Obligations based on acts, errors or omissions by the Purchaser or any of its officers, employees, agents or representatives, and any reasonable attorneys' fees incurred by VFL related to such liabilities and obligations; and

(2)
For premium Taxes arising on account of premiums received by VFL in respect of the Policies due at or after the Effective Date and remitted to the Purchaser or otherwise received by the Purchaser at or after the Effective Date; and

(3)	For guaranty fund assessments and similar charges imposed based upon premiums paid with respect to the Insurance Contracts, arising on account of premiums paid at or after the Effective Date; and

(4)	For returns or refunds of premiums (irrespective of when due) under the Insurance Contracts payable at or after the Effective Date; and

(5)
For commission payments and other compensation, if any, payable at or after the Effective Date to or for the benefit of agents and brokers arising on account of premiums received by VFL in respect of the Insurance Contracts and remitted to the Purchaser or otherwise received by the Purchaser at or after the Effective Date; and

(6)	For all liabilities arising out of any changes to the terms or conditions of the Insurance Contracts mandated by Applicable Law; and

(7)           For all unclaimed property liabilities arising under or relating to the Insurance Contracts; and

(8)           Any payments VFL fails to collect under the Ceded Reinsurance Agreements; and

(9)	For Policy claims incurred but not reported prior to the Effective Date and Policy claims in course of settlement as of the Effective Date.

Policy Liabilities shall not include any obligation to issue any insurance policy upon the affirmative exercise of a conversion right by the owner of an Insurance Contract (provided that the account value of the Insurance Contract shall be paid over to VFL or its designee upon issuance by VFL or its designee of the applicable conversion insurance policy issued to the owner of an Insurance Contract).

"Policy Loans" means policy loans under the Insurance Contracts, with the dollar amount of Policy Loans at any time being the amount of principal indebtedness plus accrued and unpaid interest, all calculated on a basis consistent with SAP and the terms of the Insurance Contracts.

"Preliminary Purchase Price" shall mean the amount that the Purchase Price would equal if computed based upon the amounts reflected in the Closing Date Statement attached as Schedule 2.03(b).

"Proposal" has the meaning set forth in Section 5.09(b).

"Proposed Final Pricing Statement" shall have the meaning set forth in Section 2.03(c).

"Purchase Price" means the amount equal to the excess of (a) total VFL Separate Account assets, over (b) total VFL Separate Account reserves for the Insurance Contracts, each as of the Effective Date. For purposes of this definition, (i) the amount referred to in clause (a) of the preceding sentence is intended to be the amount, as of the Effective Date, that would be entered in line 15 of the page 2 table of Assets set forth in the Annual Statement of the VFL Separate Accounts, (ii) the amount referred to in clause (b) of the preceding sentence is intended to be the amount, as of the Effective Date, that would be entered in line 1 of the page 3 table of Liabilities and Surplus set forth in the Annual Statement of the VFL Separate Accounts. In the case of each of the foregoing items, the Effective Date amount is, except as noted in the following sentence, to be computed in accordance with SAP and (to the extent not in violation of SAP) strictly in accordance with the accounting, actuarial and other methods and practices used in computing the actual entries for the referenced line items in the December 31, 2001 Annual Statement of the VFL Separate Accounts (so that, for purposes of illustration, the Purchase Price would, subject to the aforementioned conformity of enumerated items to SAP, be $17,363,287.00 if the Effective Date were December 31, 2001). Notwithstanding the foregoing, the computation of VFL Separate Account reserves (and the resulting derived CRVM/CARVM expense allowance referenced in line 10, column 3 of page 3, Liabilities and Surplus, set forth in the December 31, 2001 Annual Statement of the VFL Separate Accounts) used in calculating the Purchase Price, shall be computed strictly in accordance with accounting, actuarial and other methods, practices and principles used in computing the actual entries for the referenced line items in the December 31, 2001 Annual Statement of the VFL Separate Accounts provided to Purchaser, a description of which methods, practices and principles is attached as Schedule l.0l(e).

"Purchaser" has the meaning set forth in the preamble.

"Registered Separate Accounts" means the VFL Separate Accounts identified as such on Schedule l.0l(g) hereto.

"Reinsurance Recoveries" means recoveries in respect of claims settled under Insurance Contracts that are actually received by VFL after the Effective Date from reinsurers under the Ceded Reinsurance Agreements, other than Ceded Reinsurance Agreements that have been assigned to Purchaser on or before the Closing Date in accordance with Section 8.06(a).

"Related Agreements" means the Coinsurance Agreement, the Administrative Services Agreement and the Trademark and Service Mark Assignment Agreement.

"Representative" has the meaning set forth in Section 5.09(a).

"Restricted Area" has the meaning set forth in Section 8.04(b).

"SAP" means statutory accounting practices prescribed or permitted by the insurance regulatory authorities of Pennsylvania.

"Securities Act" means the Securities Act of 1933, as amended, and all rules and regulations thereunder.

"Service Commencement Date" has the meaning set forth in Section 3.01 of the Administrative Services Agreement.

"Shrink Wrap Computer Programs" has the meaning set forth in Section 3.14(b).

"Statutory Statement Data" has the meaning set forth in Section 3.15(b).

"Supporting Persons" has the meaning set forth in Section 5.11.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, but excluding any return, declaration, report, or information return or statement relating to Taxes provided to policyholders of the Insurance Contracts.

"Taxes" (or "Tax" as the context may require) means all Federal, state, county, local, foreign and other taxes or withholding (including, without limitation, Income Tax, payroll and employee withholding, unemployment insurance, social security, premium, excise, sales, use, gross receipts, franchise, ad valorem, severance, capital and property taxes, and other governmental charges and assessments), and includes interest, additions to tax and penalties with respect thereto.

"Third Party Accountant" means Ernst & Young, LLP, and if such firm is unable or unwilling to serve, another accounting firm that is mutually acceptable to VFL and the Purchaser and which is of recognized national standing, other than an accounting firm that regularly audits the annual financial statements of any of the parties.

"Trademark and Service Mark Assignment Agreement" means the agreement between CNAF and Purchaser in the form of Exhibit C hereto.

"Trademarks" means all United States and foreign trademarks (including service marks and trade names, whether registered or at common law), registrations and applications therefor, domain names, logos and designs, together with any and all (i) renewals thereof and (ii) rights to sue for past, present and future infringement or misappropriation thereof.

"Transferred Assets" means (i) the cash referred to in Section 2.02 hereof, (ii) except as otherwise provided in the Coinsurance Agreement, all of VFL's rights and interests under the Insurance Contracts to receive principal and interest paid on Policy Loans on or after the Effective Date, (iii) the Books and Records, and (iv) those additional assets, if any, listed on Schedule 1.01(f) hereto.

"Transferred Records" means all Books and Records forwarded to Purchaser on the Service Commencement Date (as required by Section 12.01 of the Administrative Services Agreement).

"Underwriting Agreements" means the Underwriting Agreement, dated as of July 24, 2001, between CNAISI and VFL on behalf of its variable life separate account and the Underwriting Agreement, dated as of July 24, 2001, between CNAISI and VFL on behalf of its variable annuity separate account.

"Unregistered Separate Account" means the VFL Separate Account identified as such on Schedule 1.01(g) hereto.

"VFL" has the meaning set forth in the preamble.

"VFL Separate Accounts" means the separate accounts of VFL listed on Schedule 1.0l(g) hereto. For the avoidance of doubt, the VFL Separate Accounts do not include assets held in VFL's general account with respect to reserves for "Guaranteed Interest Options" and "DCA Accounts" under the Variable Universal Life Insurance Contracts or with respect to Policy Loans under any of the Insurance Contracts.

ARTICLE II
TRANSFER AND ACQUISITION OF ASSETS

2.01           Preliminary Purchase Price; Ceding Commission. Upon the terms and subject to the conditions of this Agreement, Purchaser shall pay to VFL on the Closing Date an aggregate amount equal to the sum of (i) the Ceding Commission plus (ii) the Preliminary Purchase Price, such payment to be made via wire transfer of immediately available funds in U.S. Dollars to the bank account designated by VFL in writing to Purchaser at least two Business Days prior to the Closing Date.

2.02           Acquisition of Transferred Assets and Assumption of Assumed Liabilities.
(a)
Upon the terms and subject to the conditions of this Agreement and the payment of the Preliminary Purchase Price on the Closing Date, VFL shall sell, assign and transfer, or cause to be transferred, to Purchaser all of VFL's right, title and interest in the Transferred Assets, and all sales, assignments and transfers of the Transferred Assets shall be effected as follows:

(i)	the cash to be transferred shall be determined and transferred in accordance with the provisions of Sections 2.02(b), 2.03 and 2.04 hereof;

(ii)	the Policy Loans shall be transferred in accordance with the provisions of Section 8.03 of the Coinsurance Agreement;

(iii)
the Books and Records to be transferred shall be determined and transferred in accordance with the provisions of Section 5.07 of this Agreement and Section 12.01 of the Administrative Services Agreement; provided, however, that VFL shall retain custody of the Books and Records until the Service Commencement Date; and

(iv)
VFL shall cause CNAF to transfer the assets listed on Schedule 1.01(f) by causing CNAF to execute the Trademark and Service Mark Assignment Agreement, subject to VFL's license rights under Section 8.03(d).

Notwithstanding anything in this Agreement to the contrary, but subject to the provisions of Section 5.07 hereof, VFL shall be entitled to keep and maintain copies of all Books and Records from and after the Closing, and to have access to the originals of the Books and Records in accordance with the terms hereof.

(b)
Upon the terms and subject to the conditions of this Agreement and the payment of the Preliminary Purchase Price, on the Closing Date, VFL shall transfer to the Purchaser's designated account cash in an amount equal to the excess of: (i) General Account Reserves, over (ii) the dollar amount of outstanding Policy Loans (to the extent such loans constitute admitted assets under SAP), each as of March 31, 2002. Cash shall be transferred by VFL to the Purchaser's designated account by wire transfer of immediately available funds in U.S. Dollars.

(c)	Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Purchaser shall assume the Policy Liabilities pursuant to the Coinsurance Agreement.

(d)	Any transfer or sales Tax or other governmentally imposed fees or charges imposed upon the transfer, sale or recording of the Transferred Assets shall be borne equally by Purchaser and VFL.

2.03           Place and Date of Closing; Balance Sheets .

(a)
Subject to the satisfaction or waiver of all of the conditions set forth in Articles VI and Vll hereof, the Closing shall take place in the Washington, DC, offices of Sutherland Asbill & Brennan LLP, at 10:00 a.m., local time, on the Closing Date or, if agreed by the parties, via facsimile, wire transfer and overnight courier service, or otherwise by mutual agreement of the parties.

(b)
VFL has delivered to Purchaser a Closing Date Statement reflecting the amounts, as of March 31, 2002, of the items included in a determination of the Purchase Price, the General Account Reserves and the dollar amount of outstanding Policy Loans (to the extent such loans constitute admitted assets under SAP) (the "Closing Date Statement"). VFL certifies that the items reflected in the Closing Date Statement were, except as noted in the following sentence, computed in accordance with SAP and (to the extent not in violation of SAP) strictly in accordance with the accounting, actuarial and other methods and practices used in computing the actual entries for the referenced line items in the December 31, 2001 Annual Statement of the VFL Separate Accounts (so that, for purposes of illustration, the Purchase Price would, subject to the aforementioned conformity of enumerated items to SAP, be $17,363,287.00 if the Effective Date were December 31, 2001). Notwithstanding the foregoing, the computation of VFL Separate Account reserves (and the resulting derived CRVM/CARVM expense allowance referenced in line 10, column 3 of page 3, Liabilities and Surplus, set forth in the December 31, 2001 Annual Statement of the VFL Separate Accounts) used in calculating the Purchase Price, are computed strictly in accordance with the accounting, actuarial and other methods, practices and principles used in computing the actual entries for the referenced line items in the December 31, 2001 Annual Statement of the VFL Separate Accounts provided to Purchaser, a description of which methods, practices and principles is attached as Schedule 1.01(e).

(c)
VFL shall, as soon as final Effective Date financial and reserve information with respect to the Business becomes available (and in no event, more than 75 days following the Effective Date), prepare a proposed final calculation of the Purchase Price, the General Account Reserves and the dollar amount of outstanding Policy Loans (to the extent such loans constitute admitted assets under SAP), each as of the Effective Date (the "Proposed Final Pricing Statement"), together with a certification of the chief financial officer of VFL to the same effect as the certification provided by such officer with respect to the Closing Date Statement as of the date thereof pursuant to Section 2.03(b). The Proposed Final Pricing Statement shall be in the same format as the Closing Date Statement. Promptly after its preparation, VFL shall deliver copies of the Proposed Final Pricing Statement to Purchaser. Purchaser shall have the right to review such statement and comment thereon for a period of 45 days after receipt thereof. VFL agrees that Purchaser and its accountants may have access to the accounting and actuarial records of VFL relating to its preparation of the Proposed Final Pricing Statement for the purpose of conducting its review. Any changes in the Proposed Final Pricing Statement that are agreed to by Purchaser and VFL within 45 days of the aforementioned delivery of such balance sheet by VFL shall be incorporated into a final pricing statement (the "Final Pricing Statement"). In the event that Purchaser and VFL are unable to agree on the manner in which any item or items should be treated in the preparation of the Final Pricing Statement within such 45- day period, separate written reports of such item or items shall be made in concise form and shall be referred to the Third Party Accountant. The Third Party Accountant shall determine within 30 days the manner in which such item or items shall be treated on the Final Pricing Statement; provided, however, that the treatment of such items will be in accordance with the definitions of "Purchase Price," "General Account Reserves" and "Policy Loans" and Section 2.03(b) and that the dollar amount of each item in dispute shall be determined between the range of dollar amounts proposed by VFL and Purchaser, respectively. The determinations by the Third Party Accountant as to the items in dispute shall be in writing and shall be binding and conclusive on VFL and Purchaser and shall be so reflected in the Final Pricing Statement. The fees, costs and expenses of retaining the Third Party Accountant shall be allocated by the Third Party Accountant between VFL and Purchaser in accordance with the Third Party Accountant's judgment as to the relative merits of VFL's and Purchaser's proposals in respect of the disputed items. Such determination shall be binding and conclusive on VFL and Purchaser. Following the resolution of all disputed items, VFL shall prepare the Final Pricing Statement and shall deliver copies of such statement and calculation to Purchaser.

2.04           Post-Closing Adjustments.  In the event that: (i) the Preliminary Purchase Price transferred to VFL on the Closing Date less the amount transferred to Purchaser by VFL on the Closing Date in accordance with Section 2.02(b) hereof, is more than (ii) the Purchase Price less the excess of General Account Reserves over the dollar amount of Policy Loans, each as reflected on the Final Pricing Statement, VFL shall transfer to Purchaser cash equal to the amount of such difference, together with simple interest thereon from, and including, the Closing Date to, but not including, the date of such transfer computed at an Annual Rate equal to the 180-Day Treasury Rate in effect on the Closing Date. In the event the amount described in clause (i) of the preceding sentence is less than the amount described in clause (ii) of the preceding sentence, Purchaser shall transfer to VFL cash in the amount of such difference, together with interest thereon computed at an Annual Rate as specified above from, and including, the Closing Date to, but not including, the date of such transfer. Any transfer of cash required under this Section 2.04 shall be made within ten (10) Business Days of the date of the delivery of the Final Pricing Statement to Purchaser, provided that amounts required to be transferred from Purchaser to VFL or from VFL to Purchaser pursuant to this Section shall be netted against, or added to as appropriate, any amount payable pursuant to Section 8.04 of the Coinsurance Agreement if a determination of such final adjustment payment under the Coinsurance Agreement has been made on or before the date payment from Purchaser to VFL or from VFL to Purchaser is specified in this Section 2.04.

2.05           Closing Items. (a) At the Closing, VFL shall execute (where appropriate) and deliver to
Purchaser the following:

(i)           the Coinsurance Agreement;

(ii)           the Administrative Services Agreement;

(iii)           the Trademark and Service Mark Assignment Agreement; and

(iv)           the certificates of VFL referred to in Section 6.01 hereof.

VFL shall also (i) transfer cash to the Purchaser in accordance with Section 2.02(b), (ii) transfer certain additional Transferred Assets to Purchaser in accordance with Section 2.02 hereof and (iii) deliver to Purchaser a true and correct list of all variable annuity contracts and certificates and variable life insurance policies and certificates included in the Insurance Contracts that are in effect as of the Closing Date.

VFL shall also assign to the Purchaser all Reinsurance Recoveries on or after the Effective Date under the Ceded Reinsurance Agreements.

(b)           At the Closing, Purchaser shall execute (where appropriate) and deliver to VFL the following:

(i)           the Coinsurance Agreement;

(ii)           the Administrative Services Agreement;

(iii)           the Trademark and Service Mark Assignment Agreement; and

(iv)           the certificates of Purchaser referred to in Section 7.01 hereof.

(a)	Purchaser shall also transfer an aggregate amount equal to the Ceding Commission plus the Preliminary Purchase Price to VFL.

2.06           Separate Account Contra-Liability. It is the intent of VFL and Purchaser that the contra-liability relating to the VFL Separate Accounts recorded as the amount "accrued for expense allowances recognized in reserves" in the parenthetical on line 13, column 1 of page 3, Liabilities, Surplus and Other Funds of the Annual Statement of VFL, measured as of the Effective Date, will be transferred from VFL to Purchaser; and will be recorded by Purchaser in accordance with SAP; provided, however, that VFL shall have no liability for such contraliability, nor does VFL make any assurance of collection, realization or accounting treatment available to Purchaser.

ARTICLE III
REPRESENTATIONS AND WARRANTIES CONCERNING VFL

VFL hereby represents and warrants to Purchaser as follows:

3.01           Incorporation and Standing. VFL is duly incorporated, validly existing and in good standing under the laws of Pennsylvania.

3.02           Authorization. VFL has the full corporate power and authority to enter into this Agreement and the Related Agreements and to perform its respective obligations hereunder and thereunder. The execution and delivery of this Agreement and the Related Agreements and the performance by VFL of its obligations under this Agreement and the Related Agreements has been duly and validly authorized and approved by all requisite corporate action of VFL and no other acts or proceedings on its part are necessary to authorize the execution, delivery and performance of this Agreement or the Related Agreements or the transactions contemplated hereby and thereby. Assuming the due authorization and execution of this Agreement and the Related Agreements by Purchaser, this Agreement constitutes, and the Related Agreements to be delivered at Closing will constitute, legal, valid and binding obligations of VFL, and this Agreement and each such Related Agreement is and will be enforceable in accordance with its terms except (a) as the same may be limited by applicable bankruptcy, insolvency, rehabilitation, moratorium or similar laws of general application relating to or affecting creditors' rights or of application to insurance companies relating to or affecting policyholders' and creditors' rights, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers, and (b) for the limitations imposed by general principles of equity. The foregoing exceptions set forth in clauses (a) and (b) of this Section 3.02 are hereinafter referred to as the "Enforceability Exceptions."

3.03           No Conflict or Violation. Except as disclosed in Schedule 3.03, the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby by VFL in accordance with the respective terms and conditions hereof and thereof will not (i) violate any provision of its (a) articles of incorporation, (b) by-laws or (c) other charter or organizational document; (ii) result in the creation of any Lien (other than a Permitted Lien) on any of its assets or properties; (iii) violate, conflict with or result in the breach of any of the terms of, result in any modification of, accelerate or permit the acceleration of the performance required by, otherwise give any other contracting party the right to terminate, or constitute (with notice or lapse of time, or both) a default under, any agreement to which it is a party or by or to which it or any of its assets or properties may be subject, other than those items that individually or in the aggregate do not have and cannot be expected to have a Closing Material Adverse Effect; (iv) violate any Governmental Order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, or any agreement with, or condition imposed by, any Governmental Entity, relating to the Business, other than those items that individually or in the aggregate do not have and cannot be expected to have a Closing Material Adverse Effect; or (v) violate Applicable Law, other than those items that individually or in the aggregate do not have and cannot be expected to have a Closing Material Adverse Effect.

3.04           Consents and Approvals. Except as set forth in Schedule 3.04, no consent, approval, non-disapproval, authorization, ruling, order of, notice to, or registration with, any Governmental Entity or any Person, partnership, corporation, firm, trust, or other entity is required on the part of VFL in connection with the execution and delivery of this Agreement or the Related Agreements or the consummation by VFL of the transactions contemplated hereby and thereby, other than those items that individually or in the aggregate do not have and cannot be expected to have a Closing Material Adverse Effect.

3.05           Actions Pending. Except as set forth in Schedule 3.05, (a) there is no action, suit, investigation or proceeding pending or, to the Knowledge of VFL, threatened against VFL with respect to the Business, and (b) there is no action, suit, investigation or proceeding pending or, to the Knowledge of VFL, threatened against VFL or any assets, properties or rights of VFL, by or before any court, arbitrator or administrative or governmental body, which action, suit, investigation or proceeding that if adversely determined, would materially impair the ability of VFL to perform its obligations under this Agreement or the Related Agreements, as applicable. None of the assets, properties or rights used primarily in the Business is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator, or administrative agency, or has been the subject of any litigation within the last five years, whether or not resolved in favor of VFL.

3.06           Transferred Assets. VFL has good title to the Transferred Assets free of any Lien, except for (a) Liens which are identified on Schedule 3.06, or (b) Permitted Liens.

3.07           No Brokers. No broker or finder has acted directly or indirectly for VFL, nor has VFL incurred any obligation to pay any brokerage or finder's fee or other commission, in connection with the transactions contemplated by this Agreement and the Related Agreements.

3.08           Investment Company. VFL is not an investment company subject to registration and regulation under the 1940 Act.

3.09           Permits; Insurance Contracts; Producers. Except as set forth on Schedule 3.09 hereto, and except for those matters that would not be reasonably expected to have a Closing Material Adverse Effect:

(a)	VFL is duly qualified, has all necessary Permits, and is in good standing in every jurisdiction where the nature of the Business requires it to be qualified or licensed;

(b)
the Insurance Contracts are, to the extent required under Applicable Law, on forms approved by applicable state insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection, and which comply in all material respects with applicable state insurance regulatory law; and

(c)
(i) VFL (exclusive of its independent agents) and, to the Knowledge of VFL, its independent agents have marketed, sold and issued products of such company in compliance with Applicable Law in the respective jurisdictions in which such products have been sold; (ii) all advertising, promotional and sales materials and other marketing practices used by, to the Knowledge of VFL, any agent of VFL, have complied and are currently in compliance with all Applicable Laws; and (iii) neither the manner in which VFL compensates any Person involved in the sale or servicing of Insurance Contracts that is not registered as a broker-dealer or insurance agent, as applicable, nor to the Knowledge of VFL, the conduct of any such Person, renders such Person a broker-dealer or insurance agent under any Applicable Law, and the manner in which VFL compensates each Person involved in the sale or servicing of Insurance Contracts is in compliance with all Applicable Laws.

3.10           Contracts. Schedule 3.10(a) hereto lists each and every written contract, agreement, lease, license, commitment or arrangement and, to the Knowledge of VFL, each and every oral contract, agreement, commitment or arrangement, to which VFL is a party or which is binding upon VFL and which relates primarily to the Business, except only for (a) those specifically disclosed in any other Schedule to this Agreement, including but not limited to the Insurance Contracts, (b) those which do not relate in any significant manner to the Business, (c) those relating to Intellectual Property used primarily in the Business, as listed on Schedule 3.13(b) hereto, (d) arrangements between VFL and its Affiliates relating to administration of the Business and allocations of costs, or (e) those having a value to or imposing an obligation upon VFL not in excess of $100,000 in respect of any individual item or not in excess of $300,000 in the aggregate for all items not listed and not otherwise properly excluded.

3.11           Compliance. Except as set forth on Schedule 3.11 hereto, and except for those matters that would not be reasonably expected to have a Closing Material Adverse Effect:

(a)
VFL is in compliance with all Applicable Law with respect to the conduct of the Business in all jurisdictions in which it is presently conducting the Business. VFL conducted the Business in compliance with Applicable Law in all jurisdictions in which it previously conducted the Business.

(b)
VFL has made available for inspection by Purchaser all material registrations, filings, and submissions made by VFL or by the VFL Separate Accounts with any Governmental Entity and reports of examinations with respect to VFL or the VFL Separate Accounts issued by any such Governmental Entity to the extent that such registrations, filings, submissions and reports relate to the Business and (i) were made or issued on or subsequent to January 1, 2001, or (ii) represent the most recent of such registrations, filings, submissions and reports with respect to Insurance Contracts currently in effect but on a form of Insurance Contract not written by VFL after January 1, 2001. Except as listed on Schedule 3.11 hereto, VFL has filed all reports, statements, documents, registrations, filings or submissions (including without limitation any sales material) required to be filed by VFL or the VFL Separate Accounts with any Governmental Entity to the extent they relate to the Business, and VFL has filed all sales materials required to be filed by it with any Governmental Entity to the extent that they relate to the Business. Except as listed on Schedule 3.11 hereto, all such registrations, filings and submissions were in compliance in all material respects with Applicable Law when filed or as amended or supplemented, and no material deficiencies have been asserted by any such Governmental Entity with respect to such registrations, filings or submissions that have not been satisfied.

(c)
The VFL Separate Accounts are duly and validly established and maintained under the laws of the State of Pennsylvania and the assets of the VFL Separate Accounts are not chargeable with liabilities arising out of any other business that VFL may conduct. The Registered Separate Accounts are duly registered as investment companies under the 1940 Act. The Registered Separate Accounts are and have been operated in compliance with the 1940 Act in all material respects, and VFL has filed all reports and amendments of its registration statement required to be filed, and has been granted all exemptive relief necessary for the operations of the Registered Separate Accounts. No additional amendments to such registration statements are or will be required to be filed in connection with any changes to the Insurance Contracts to address Section 72(s) of the Code or the EGTRRA. The Insurance Contracts under which the Registered Separate Accounts assets are held were sold pursuant to an effective registration statement under the Securities Act and any applicable state securities laws and each such registration statement is currently in effect to the extent necessary to allow VFL to receive contributions under such contracts. VFL has filed each prospectus and statement of additional information, as amended or supplemented, under which the Registered Separate Accounts assets are held that are required to be filed, and each such prospectus and statement of additional information, as of its respective mailing date or date of use, contained no untrue statement of a material fact and did not omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(d)
Neither VFL nor any of its affiliated persons (as defined by the 1940 Act) are affiliated persons (as defined by the 1940 Act) of the issuers of the securities held in the VFL Separate Accounts. To the Knowledge of VFL, each of such issuers that is a registered investment company ("Mutual Fund") has issued its shares or interests pursuant to an effective registration statement under the Securities Act and applicable state securities or "blue sky" laws, which did not contain, at the time of their effectiveness, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. To the Knowledge of VFL, each of the Mutual Funds is duly registered or qualified under the 1940 Act. To the Knowledge of VFL, none of the Mutual Funds has been enjoined, indicted, convicted or made the subject of disciplinary proceedings, consent decrees or administrative orders on account of any violation of Applicable Law.

3.12           Title to and Adequacy of Assets. VFL has good and marketable title to, a valid leasehold interest in or a valid license or other right to use, the material properties and assets, other than Intellectual Property, included in the Transferred Assets, free and clear of all Liens other than Permitted Liens.

3.13           Intellectual Property. Schedule 3.13(a) contains a true and complete description of all material Intellectual Property used primarily in the Business ("Company Intellectual Property"). VFL owns all right, title and interest in the Company Intellectual Property (except for Intellectual Property as to which VFL is licensee pursuant to an agreement listed in Schedule 3.13(b)) free and clear of all Liens other than Permitted Liens. VFL has not licensed any of such Company Intellectual Property for use by any third Persons (including but not limited to Affiliates of VFL) except as disclosed in Schedule 3.13(c), it being understood, however, that it is intended that, after Closing, VFL and its Affiliates will have the continuing non-exclusive right to make use of all Intellectual Property owned by VFL and used primarily in the Business to the extent necessary to satisfy regulatory and tax reporting compliance and other legal requirements, as well as to satisfy inquiries of any regulatory or government authorities, sources of financing, rating agencies or other similar entities. The use of such Company Intellectual Property in respect of the Business does not infringe upon or otherwise violate the rights of any Person in any material respect and none of the Intellectual Property owned by VFL and used primarily in the Business, or to the Knowledge of VFL none of the licensed Company Intellectual Property is being infringed or violated by any Person. Immediately after the Closing, Purchaser will own or have a right to use, for purposes of administering the Business, all of the Intellectual Property both owned by VFL and used primarily in the Business and have a right to use all of the other Company Intellectual Property, free from any Liens (other than Permitted Liens) and on the same terms and conditions as in effect prior to the Closing, except as set forth on Schedule 3.13(d). The licenses to Intellectual Property set forth on Schedule 3.13(b): (i) are in full force and effect and enforceable in accordance with their terms, (ii) are free from default by VFL or to the Knowledge of VFL any other party thereto, (iii) do not contain any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement. VFL has delivered true and complete copies of all such agreements to Purchaser. To the extent reflected on Schedule 3.13(b), the Intellectual Property both owned by VFL and used primarily in the Business has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, United States Copyright Office or such other filing offices, domestic or foreign to ensure protection under applicable law and such registrations, filings and issuances remain in full force and effect. VFL has taken commercially reasonable actions to maintain the secrecy of confidential Company Intellectual Property.

3.14           Computer Programs/Data.

(a)
Schedule 3.14(a) sets forth a true and complete listing of all Computer Programs owned by or licensed to VFL or any Affiliate and used primarily in the conduct of the Business, other than Shrink Wrap Computer Programs.

(b)
Schedule 3.14(b) sets forth a listing of all Computer Programs that, to the Knowledge of VFL, have been purchased by VFL or an Affiliate of VFL in off-the-shelf, commercial packaging and are of a type currently used by VFL primarily in the Business ("Shrink Wrap Computer Programs").

(c)
VFL owns all right, title and interest in the Computer Programs identified as owned by VFL, free and clear of Liens other than Permitted Liens. The Computer Programs owned by VFL and to the Knowledge of VFL the Computer Programs licensed by VFL do not infringe or otherwise violate any rights of any Person, are free from any Liens (other than Permitted Liens) and are on the same terms and conditions as in effect prior to the Closing, except as set forth on Schedule 3.14(c).

(d)
VFL owns or has sufficient legal right to transfer the information and data included in Books and Records to Purchaser under Applicable Law and consistent with VFL's privacy policy. To the Knowledge of VFL, the information and data included in Books and Records has been collected and used in accordance with Applicable Law and VFL's privacy policy and is factually accurate.

3.15           Financial Data.

(a)
VFL has previously made available to Purchaser true, complete and correct copies of the audited balance sheets of VFL for the years ended December 31, 2000 and 2001, together with the related audited statements of income for the years then ended (collectively, the "GAAP Statements"). Except as set forth therein or in the notes thereto, the GAAP Statements present fairly, in all material respects, the financial position, results of operations and cash flows of VFL as of the respective dates and for the respective periods covered thereby in accordance with GAAP, applied on a consistent basis throughout the periods indicated, except as otherwise specifically noted therein.

(b)
VFL has previously made available to Purchaser unaudited statutory annual statements (including separate account annual statements) filed with the Commissioner of Insurance of the Commonwealth of Pennsylvania for the years ended December 31, 2000 and 2001, including all exhibits, interrogatories, notes and schedules thereto and any actuarial opinion, affirmation or certification filed in connection therewith (the "Annual Statements"). Subject to the limitations expressed in the final sentence of the definition of Purchase Price, the Annual Statements with respect to the Business were prepared in accordance with SAP and fairly present in all material respects the financial position of the Business as of the respective dates thereof.

(c)
Subject to the limitations expressed in the final sentence of the definition of Purchase Price, VFL (i) has established and maintained as a liability on its Annual Statements with respect to the Business not less than the statutory reserves and claim reserves required by the Commissioner of Insurance of the Commonwealth of Pennsylvania, and (ii) has made no commitments to any Governmental Entities to hold policy reserves with respect to the Business which exceed those required by the Commissioner of Insurance of the Commonwealth of Pennsylvania.

(d)
The VFL Separate Account reserves and the CRVM/CARVM expense allowance as stated in the Annual Statement of the VFL Separate Accounts for the year ended December 31, 2001 were computed strictly in accordance with the actuarial, accounting and other methods, practices and principles described in Schedule 1.01(e) to this Agreement.

3.16           Taxes.

(a)
Each Insurance Contract has at all times since its issuance met all requirements under the Code and all applicable Revenue Rulings and Revenue Procedures that must be met so that the tax treatment under the Code of the Insurance Contract is and at all times has been no less favorable to the purchaser, policyholder or intended beneficiaries thereof than the tax treatment under the Code that was (i) represented would be received by the purchaser, policyholder or any beneficiary thereof in any materials provided to the purchaser or policyholder at or prior to the time the Insurance Contract was issued, renewed, modified or exchanged; or (ii) was customary for that type of Insurance Policy at the time it was issued, renewed, modified or exchanged. VFL has complied in all respects with all requirements of the Code with respect to such policies, including all requirements applicable to the maintenance of such favorable tax treatment, and including, without limitation, withholding and reporting requirements. For purposes of this Section 3.16, the provisions of the Code relating to the tax treatment of such contracts shall include, but not be limited to, Sections 72, 79, 101, 401, 408, 457, 818, 7702 and 7702A. The assets of the VFL Separate Accounts are and at all times have been adequately diversified to the extent necessary to meet the applicable requirements of Section 817(h) of the Code and the Treasury Regulations thereunder. None of the Insurance Contracts is or has ever been a "modified endowment contract" within the meaning of Section 7702A of the Code unless, and then only to the extent that, the holder thereof has been timely notified of its classification as a modified endowment contract. No relief has been requested with respect to any Insurance Contract pursuant to Section 7702(f)(8) of the Code, Rev. Proc. 92-25, Rev. Proc. 99-27, Rev. Proc 2001-42 or any comparable procedure or practice of the Internal Revenue Service with respect to the failure of such contract to qualify for any applicable treatment under the Code or the inadvertent classification of any such contract as a modified endowment contract, and VFL is not aware of any circumstances that might reasonably be expected to give rise to the need for any such request for relief.

(b)
All Tax Returns required to be filed by or with respect to the Transferred Assets or the Business have been timely filed and were true, correct and complete in all material respects. All Taxes required to be paid with respect to the Transferred Assets or the Business, or that may become chargeable as a lien against the Transferred Assets or the Business, have been timely paid, or are being contested in good faith by appropriate proceedings.

(c)	VFL is operating, and has been operating as of January 1, 2002, the Insurance Contracts in accordance with the EGTRRA.

(d)
VFL has either (i) received a determination from the IRS that its variable annuity contracts do not provide more than an "incidental" death benefit for purposes of section 408(a)(3) of the Code, Treas. Reg. 1.403(b)-1(c)(3) or any other comparable provision of law, or (ii) adequately disclosed the risk to the purchasers of the variable annuity contracts that such contracts may be considered to provide more than an incidental death benefit and if so considered will result in adverse tax consequences to policyholders who hold such annuities to fund IRAs and certain other holders of such contracts.

3.17           Reinsurance Ceded. Schedule 3.17 lists all reinsurance contracts under which VFL has ceded to reinsurers risks under any of the Insurance Contracts that are either (i) in force as of the date hereof or (ii) terminated but under which there remains any outstanding liability from the reinsurer with respect to which reserves are currently carried by VFL (the "Ceded Reinsurance Agreements"). True and complete copies of all the contracts (or slips, binders and commitments therefor) and of all amendments thereto for the Ceded Reinsurance Agreements have been delivered to Purchaser. Except as set forth in Schedule 3.17, neither VFL nor the reinsurer under any Ceded Reinsurance Agreement currently in force has given notice of termination (provisional or otherwise) in respect of the Ceded Reinsurance Agreement. To the Knowledge of VFL, no reinsurer is in default in any material respect under any Ceded Reinsurance Agreement. Except as set forth in Schedule 3.17, no Ceded Reinsurance Agreement contains any provision providing that (i) the reinsurer may terminate the agreement, or (ii) VFL would be in breach of any representation, warranty or covenant under the Agreement, or (iii) VFL would fail to meet a condition of reinsurance under the agreement, by reason of the transactions contemplated by this Agreement or the Coinsurance Agreement. VFL has duly and punctually performed all material terms, conditions, covenants and warranties of the Ceded Reinsurance Agreements.

3.18           Reinsurance Assumed. None of the Insurance Contracts is an agreement of assumed reinsurance.

3.19           Absence of Certain Changes.

Except as disclosed in Schedule 3.19 or as permitted or otherwise contemplated by this Agreement, since December 31, 2001:

(a)
there has not been, occurred, or arisen any change, event (including without limitation any damage, destruction, or loss, whether or not covered by insurance), condition, circumstance, or development of any character other than those that individually or in the aggregate with other such changes, events, conditions, circumstances, and developments do not have and cannot reasonably be expected to have a Closing Material Adverse Effect; and

(b)	VFL has conducted its Business solely in the ordinary course of business and consistent with past practice.

Notwithstanding the foregoing, Purchaser acknowledges that VFL has publicly disclosed its intention to discontinue engaging in the Business and has ceased marketing the Insurance Contracts, that developments resulting from such actions will not be deemed a Closing Material Adverse Effect and that VFL's operation of the Business consistent with such actions will not be deemed a breach of the representation in Section 3.19(b).

3.20           Business Employees. Purchaser has been provided with a true and complete listing of each Business Employee, including each such Business Employee's job title, classification, hire date and current annual salary and most recent annual or other bonus or incentive compensation awarded.

3.21           Distribution Force. Schedule 3.21(a) hereto lists all Persons who have acted as brokers (including broker-dealers) with respect to Insurance Contracts which are in force and who were paid commissions by VFL within the past 12 months.  Schedule 3.21(b) hereto sets forth the standard forms of agreements between VFL and brokers which relate to the Business, it being acknowledged, however, that variations from such forms exist and that Purchaser has been given access to the actual agreements between VFL and brokers that relate to the Business.

3.22           Pooling Agreement. On Closing, after reinsurance of Policy Liabilities to reinsurers under the Ceded Reinsurance Agreements and the Coinsurance Agreement, no Policy Liabilities will be ceded under the Reinsurance Pooling Agreement effective December 31, 1985 by and between VFL and CAC.

3.23           Adequacy of Records. The Transferred Records conveyed to Purchaser under the Administrative Services Agreement will constitute all the reports, records, underwriting files, policy flies, claims files and information in any form in the possession of VFL relating to the Insurance Contracts necessary for Purchaser to adequately perform its obligations under the Administrative Services Agreement.

3.24           Participation, Distribution and Service Related Agreements. Schedule 3.24 lists all contracts, agreements and arrangements, whether written or oral, to which VFL or any of its Affiliates is a party that relate to the distribution of the Insurance Contracts or the investment by policy holders of the Insurance Contracts in the Mutual Funds (including all agreements that are styled as "participation agreements") or that provide for the payment of fees or other amounts to VFL or any of its Affiliates in respect of such investments (including any distribution-related fees or fees for shareholder services provided by VFL or such Affiliates) and any corresponding ancillary documents (collectively, "Participation, Distribution and Service Related Agreements").  Such schedule accurately sets forth the amounts payable to VFL or its Affiliates (expressed as a percentage of assets invested in a Mutual Fund pursuant to the Insurance Contracts) by a Mutual Fund, its investment adviser or distributor, or any Affiliate of such Mutual Fund, investment adviser or distributor (the "Mutual Fund Payor"), and, if written copies of such agreements have not been made available to Purchaser (such agreements being designated by a "*"), the circumstances under which such payments may be terminated and any other material terms to such agreements. None of the Participation, Distribution and Service Related Agreements will by their terms terminate as a direct result of the transactions contemplated by this Agreement or the Related Agreements.

3.25           Year 2000 Compliance. The Books and Records maintained in machine readable format by VFL is and shall be, upon provision of such Books and Records to the Authorized Administrator, Year 2000 Compliant. For purposes of this Section 3.25, "Year 2000 Compliant" shall mean, with respect to any Books and Records maintained in machine readable format, that such Books and Records shall not cause (a) the relevant computer applications used by the Authorized Administrator to be unable to correctly accept, recognize, manage, manipulate and perform calculations with respect to the portion of such Books and Records involving dates or portions of dates that are before, during and after January 1, 2000 (including single-century formulas, multi-century formulas that reflect the century, Julian dates and binary dates), (b) an abnormally ending scenario within such computer applications or (c) the generation by such computer applications of incorrect results or values involving dates.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to VFL and its Affiliates as follows:

4.01           Incorporation and Standing. Purchaser is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

4.02           Authorization.  Purchaser has full corporate power and authority to enter into this Agreement and the Related Agreements, as applicable, and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Related Agreements and the performance by Purchaser of its obligations under this Agreement and the Related Agreements have been duly and validly authorized and approved by all requisite corporate action of Purchaser, and no other acts or proceedings on the part of Purchaser are necessary to authorize the execution, delivery and performance of this Agreement or the Related Agreements or the transactions contemplated hereby and thereby.  This Agreement constitutes, and the Related Agreements to be delivered at Closing will constitute, legal, valid and binding obligations of Purchaser, enforceable in accordance with their terms, subject to the Enforceability Exceptions.

4.03           No Conflict or Violation. Except as disclosed in Schedule 4.03, the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby by Purchaser, in accordance with the respective terms and conditions hereof and thereof will not (i) violate any provision of Purchaser's (a) articles of incorporation, (b) by-laws or (c) other charter or organizational document; (ii) violate, conflict with or result in the breach of any of the terms of, result in any modification of, accelerate or permit the acceleration of the performance required by, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both) a default under, any agreement to which Purchaser is a party or by or to which it or any of its assets or properties may be subject; (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, or any agreement with, or condition imposed by, any Governmental Entity, binding upon Purchaser, or upon the assets or business of Purchaser; or (iv) violate any statute, law or regulation of any jurisdiction as each statute, law or regulation relates to Purchaser or to the assets or business of Purchaser.

4.04           Consents and Approvals. Except as set forth in Schedule 4.04, no consent, approval, non-disapproval, authorization, ruling, order of, notice to, or registration with any Governmental Entity or any Person, partnership, corporation, firm, trust or other entity is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Related Agreements, or the consummation by Purchaser of the transactions contemplated hereby or thereby, which consent, approval, non-disapproval, authorization, ruling, order, notice or registration, if not obtained, would materially impair the ability of Purchaser to perform its obligations under this Agreement or the Related Agreements, as applicable; provided, however, that the disclosure of any item on Schedule 4.04 shall not diminish the responsibility of Purchaser to perform or cause the performance of the Services (as defined in Section 3.01 of the Administrative Services Agreement).

4.05           Actions Pending.  Except as set forth in Schedule 4.05, there is no action, suit, investigation or proceeding pending or, to the Knowledge of Purchaser, threatened against Purchaser, or any properties or rights of Purchaser, by or before any court, arbitrator or administrative or governmental body, which action, suit, investigation or proceeding, if adversely determined, would materially impair the ability of Purchaser to perform its obligations under this Agreement or the Related Agreements, as applicable.

4.06           Ratings.  Purchaser has no reason to believe that the claims-paying ability, financial strength or other ratings by A.M. Best Company, Inc. or any other rating agency of Purchaser or VFL will be adversely affected by the consummation of the transactions contemplated hereby.

4.07           No Brokers. No broker or finder has acted directly or indirectly for Purchaser, nor has the Purchaser incurred any obligation to pay any brokerage or finder's fee or other commission, in connection with the transactions contemplated by this Agreement and the Related Agreements.

4.08           Investment Company. Purchaser is not an investment company subject to registration and regulation under the 1940 Act.

4.09           Financing. Purchaser has available, and at the Closing will have available, sufficient cash to consummate the transactions contemplated by this Agreement and the Related Agreements and to pay all related fees and expenses required to be paid by Purchaser hereunder and thereunder.

4.10           Permits, Licenses and Franchises . Purchaser has been duly authorized by the relevant state insurance regulatory authorities to transact variable life insurance and variable annuity business in each of the jurisdictions as set forth on Schedule 4.10 hereto.  Except as listed on Schedule 4.10 hereto, Purchaser has all Permits necessary to administer the Business on behalf of VFL in the manner and in the areas in which the Business is presently being conducted, and all such Permits are valid and in full force and effect.  Except as listed on Schedule 4.10 hereto, Purchaser has not engaged in any activity which would cause revocation or suspension of any such Permit and no action or proceeding looking to or contemplating the revocation or suspension of any such Permit is pending or threatened.

4.11           Purchaser's Statutory Statements.  Purchaser has furnished to VFL true, complete and correct copies of the Annual Statements of Purchaser as filed with the State of Connecticut Insurance Department for the years ended December 31, 2001 and December 31, 2000, together with all exhibits and schedules thereto and applicable actuarial opinions.

4.12           Administrative Capabilitv. Purchaser has the capability and expertise to administer the Business in accordance with industry standards.

ARTICLE V
PRE-CLOSING COVENANTS

5.01           Conduct of Business. Prior to the Closing Date or the termination of this Agreement pursuant to the terms hereof, except as contemplated hereby, VFL will conduct the Business in the ordinary course of business, consistent in all material respects with past practice and with current business plans. Purchaser acknowledges that VFL has publicly disclosed its intention to discontinue engaging in the Business and has ceased marketing the Insurance Contracts and agrees that VFL's continued conduct of the Business consistent with such actions will not be deemed a violation of this Section 5.01.·

5.02           Expenses. Regardless of whether any or all of the transactions contemplated by this Agreement are consummated, and except as otherwise expressly provided herein, Purchaser and VFL shall each bear their respective direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement, the Related Agreements and the consummation of the transactions contemplated hereby or thereby.

5.03           Access; Certain Communications. Between the date of this Agreement and the Closing Date, subject to Applicable Laws relating to the exchange of information, VFL shall afford to Purchaser and its authorized agents and representatives access, upon reasonable notice and during normal business hours, to all contracts, documents and information of or relating to the assets, liabilities, business, operations and other aspect of the Business.  VFL shall cause the Business Employees and other employees of VFL and its Affiliates to provide reasonable assistance to Purchaser in Purchaser's investigation of matters relating to the transactions contemplated hereby; provided, however, that Purchaser's investigation shall be conducted in a manner which does not interfere with VFL's normal operations, customers and employee relations.  VFL shall cooperate with Purchaser and its authorized agents and representatives in seeking the reasonable assistance of former employees of VFL and its Affiliates and VFL's outside consultants with respect to Purchaser's investigation. Without limiting any of the terms thereof, the Confidentiality Agreement shall govern Purchaser's and its agents' and representatives' obligations with respect to all confidential information with respect to the Business, VFL and its Affiliates and other related Persons, which has been provided or made available to them at any time, including during the period between the date of this Agreement and the Closing Date. Further, nothing in this Agreement or in any of the Related Agreements shall permit access by Purchaser or any third parties to legally privileged communications and other documents of VFL or its Affiliates.

5.04           Regulatory Matters.

(a)
VFL and Purchaser shall cooperate and use commercially reasonable efforts to obtain all consents, approvals and agreements of, and to give and make all notices and filings with, any Governmental Entity necessary to authorize, approve or permit the consummation of the transactions contemplated by this Agreement, the Related Agreements and any other agreements contemplated hereby or thereby, including, without limitation, as set forth on Schedule 3.04 and Schedule 4.04. Purchaser and VFL will provide each other and their counsel the opportunity to review in advance and comment on all such filings with any Governmental Entity. Purchaser and VFL will keep each other informed of the status of matters relating to obtaining the regulatory approvals specified in Schedule 3.04 and Schedule 4.04. It is expressly understood by the parties hereto that each party hereto shall use commercially reasonable efforts to ensure that representatives of both Purchaser and VFL shall have the right to attend and participate in any hearing, proceeding, meeting, conference or similar event before or with a Governmental Entity or other organization relating to this Agreement or a Related Agreement. In furtherance of the foregoing, Purchaser and VFL shall provide each other reasonable advance notice of any such hearing, proceeding, meeting, conference or similar event. The notice required to be given under this Section 5.04 shall be given to representatives of VFL or Purchaser entitled to receive notices hereunder.

(b)
VFL and Purchaser shall cooperate and use commercially reasonable efforts to obtain all other approvals and consents to the transactions contemplated by this Agreement and the Related Agreements, including the consents of third parties under Assigned Contracts.  In the event and to the extent that VFL is unable to obtain any required approval or consent of non-governmental authorities to any agreement to be assigned to Purchaser hereunder, (i) VFL shall use commercially reasonable efforts in cooperation with Purchaser to (A) provide or cause to be provided to Purchaser the benefits of any such agreement, (B) cooperate in any arrangement, reasonable and lawful as to VFL and Purchaser, designed to provide such benefits to Purchaser and (C) enforce for the account of Purchaser any rights of VFL arising from such agreements, including the right to elect to terminate in accordance with the terms thereof on the advice of Purchaser and (ii) Purchaser shall use commercially reasonable efforts to perform the obligations of VFL arising under such agreements and licenses, to the extent that, by reason of the transactions consummated pursuant to this Agreement or otherwise, Purchaser has control over the resources necessary to perform such obligations. If and when any such approval or consent shall be obtained or such agreement or license shall otherwise become assignable, VFL shall promptly assign all of its rights and obligations thereunder to Purchaser without the payment of further consideration and Purchaser shall, without the payment of any further consideration therefor, assume such rights and obligations and VFL shall be relieved of any and all obligation or liability hereunder.

5.05           Further Assurances. Each of the parties hereto shall execute such documents and other papers and perform such further acts as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall, at or prior to the Closing Date, use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby.

5.06
Notification of Certain Matters. Each party shall give prompt notice to the other party of (i) the occurrence, or failure to occur, of any event or the existence of any condition that has caused or could reasonably be expected to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time after the date of this Agreement, up to and including the Closing Date (except to the extent such representations and warranties are given as of a particular date or period and relate solely to such particular date or period), and (ii) any failure on its part to comply with or satisfy, in any material respect, any covenant, conditions or agreement to be complied with or satisfied by it under this Agreement.

5.07           Maintenance and Transfer of Records.

(a)
Maintenance and Access.  Through the Closing Date, VFL shall maintain the Books and Records in all material respects in the same manner and with the same care that the Books and Records have been maintained prior to the execution of this Agreement.  From and after the Closing Date, each of the parties hereto shall permit any other party hereto and the Authorized Administrator reasonable access to any applicable Books and Records in its possession, to the extent that the requesting party has a reasonable business purpose for requesting such access. Each of VFL and Purchaser shall notify the other of any extension of any applicable statute of limitations related to such Books and Records and, prior to the sixth anniversary of the Closing Date, VFL shall obtain the consent of Purchaser, and Purchaser shall obtain the consent of VFL, before destroying any of the Books and Records retained pursuant to this Section 5.07. Notwithstanding any other provision of this Section 5.07, access to any Books and Records may be denied to the requesting party if the other party is required under Applicable Law to deny such access.

(b)
Books and Records Custody Plan. During the 60 days immediately following the execution of this Agreement, VFL shall identify to Purchaser in reasonable detail the description and location of all Books and Records in the custody of VFL and its Representatives and Affiliates, and Purchaser will determine and advise VFL whether custody of any such records should be transferred to Purchaser, the timing of such transfer, and the method of allocating costs of storage and transfer between VFL and Purchaser.  Upon the earlier of (i) expiration of the initial 60 day period following execution of this Agreement or (ii) agreement by VFL and Purchaser that the description and location of Books and Records and Purchaser's custody preferences with respect thereto is reasonably complete, VFL shall prepare and deliver to Purchaser a custody plan related to such Books and Records ("Books and Records Custody Plan") responding to Purchaser's custody preferences and timing of transfers.  Within 15 days of such submission by VFL, Purchaser shall accept such plan, or advise VFL of any changes desired. If Purchaser and VFL fail to reach agreement as to contents of the Books and Records Custody Plan within 15 days of Purchaser's response, any remaining disagreements shall be referred to the Dispute Officers of VFL and Purchaser, who shall within 15 days of such reference meet to attempt to resolve the remaining differences. If agreement is not reached with respect to the Books and Records Custody Plan within such 15 day period, then Purchaser shall have the right to require VFL to deliver to Purchaser, on the Service Commencement Date (as defined in the Administrative Services Agreement), all material and relevant Books and Records in the custody of VFL, with the cost of such delivery to be borne by Purchaser; provided, however, that VFL's obligations with respect to any such Books and Records that are kept in machine readable format (including but not limited to data bases) in VFL's custody prior to the Service Commencement Date shall be limited to providing a machine readable file, current as of the date provided in accordance with VFL's customary practices, prepared for reading and manipulation using the application, operating system, machine language, data field format, and field content of the file in which such data resides as of the date requested (a file conversion process commonly referred to as a "flat file").  VFL and Purchaser agree to take reasonable actions to minimize the cost of the foregoing work. To the extent VFL is requested by Purchaser to perform additional work beyond the scope of this Section and VFL agrees to do so, VFL shall provide such services at commercially reasonable rates.

(c)
Record Formats and Data Test Files. Commencing not later than two Business Days after execution of this Agreement and continuing for a period not to exceed ten Business Days from such commencement (the "Data Analysis Period"), VFL, Purchaser and Authorized Administrator will work diligently together and in good faith to develop conversion mapping rules for data extracts in the format provided by the Authorized Administrator and to perform all necessary data mapping analysis. Test files of data relating to the Business (stored in VFL computer systems) will be transferred in machine readable form to Purchaser and the Authorized Administrator in the format provided by the Authorized Administrator.  Initial data extracts are referred to as Delivery One on Schedule 5.07(c) attached hereto, and shall be delivered by VFL to Purchaser and Authorized Administrator not later than thirty calendar days following the end of the Data Analysis Period. Additional data extracts are referred to as Delivery Two on Schedule 5.07(c) and shall be delivered by VFL to Purchaser and Authorized Administrator not later than forty calendar days following the end of the Data Analysis Period. Additional data extracts are referred to as Delivery Three on Schedule 5.07 (c) and shall be delivered by VFL to Purchaser and Authorized Administrator not later than forty-five calendar days following the Data Analysis Period. Data shall consist of policyholder information, producer information, transaction history (financial and non financial), unit values, fixed interest rates, insurance rates, policy valuations (required to verify the converted records), tax reporting and tax computational records relating to the Insurance Contracts, control totals for record balancing, and any other data held within VFL computer systems required to convert the Business to the systems of the Authorized Administrator.

(d)
Transition Matters. Prior to the Closing Date, each of VFL and Purchaser shall (i) provide the other party with access to individuals reasonably specified by such other party to plan the transition of the Business to Purchaser, (ii) designate certain individuals (subject to the other party's reasonable approval) to serve as members of a transition team and cause such individuals to devote reasonable amounts of time to transition matters, (iii) devote reasonable resources to transition matters, and (iv) cooperate with Purchaser and the Authorized Administrator in its development work pertaining to systems, products, distribution and customer and producer services.

5.08           Employee Matters. Effective as of the Closing Date, Purchaser may, in its sole discretion, offer to employ any Business Employee. VFL will provide reasonable assistance to Purchaser to facilitate any such offers and the transfer of any employees who accept any such offers.

5.09           No Solicitations.

(a)
From and after the date hereof, VFL shall not, and shall direct each of its officers, directors, employees, agents, advisors or other representatives (each a "Representative") not to, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission of any Proposal (as defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, any Proposal, other than with Purchaser.

(b)
For purposes of this Agreement, "Proposal" means any written proposal or offer from any Person relating to any purchase of the Business, including, without limitation, by means of any reinsurance or renewal rights transaction.

5.10           Intercompany Balances. Prior to the Closing, VFL, will cause all accounts receivable and accounts payable (including the principal amount and interest, if any, due thereon) between any of its Affiliates and VFL (including accounts between VFL's General Account and the VFL Separate Accounts), related to the Business to be settled in full, except for balances either (A) reflected in the computation of the General Account Reserves or the Purchase Price, or (B) assumed or otherwise included in the computation of amounts payable or credited pursuant to the Reinsurance Agreement or the Administrative Services Agreement.  It is acknowledged and agreed, however, that certain amounts treated by VFL as an amount payable by its General Account to the VFL Separate Accounts (including the sum referenced as due from the General Account in line 15 of the page 3 table of Liabilities and Surplus in the Annual Statement of the VFL Separate Accounts for the year ended December 31, 2001) will not be reconciled or funded because these amounts payable are not reflected or included in the amount of the total VFL Separate Account assets used in the computation of the Purchase Price. Accordingly, all such amounts: (i) will not be paid prior to the closing pursuant to this Section 5.10, (ii) will not be included in the computation of General Account Reserves for any purpose hereunder, and (iii) upon the consummation of the Closing will be deemed to have been assumed by Purchaser pursuant to the Coinsurance Agreement. Further, any accounts between VFL and its Affiliates relating to the Business that result from any pooling or similar agreement or arrangement shall be ignored for purposes both of resolving accounts and for determining the scope of liabilities and assets assumed and transferred pursuant to this Agreement and the Coinsurance Agreement.

5.11           Purchaser's Undertaking With Respect to the Business. Not later than 30 days after the signing of this Agreement, representatives of Purchaser shall meet with representatives of VFL to prepare a mutually acceptable communications plan for announcing the status of the transactions contemplated hereby, any related events that will occur prior to the Closing, and Purchaser's plans with respect to future relations with or employment of the agents, brokers or other representatives of the Business and employees of the Business (collectively, the "Supporting Persons"). From the date of this Agreement through the Closing Date, Purchaser and its Affiliates shall take no action that interferes with or damages the conduct of the Business (provided, however, that Purchaser's lawful activities in the ordinary course of selling products that compete with the Insurance Contracts shall not constitute a violation of this covenant). Actions prohibited by this covenant include, but are not limited to, communications (whether confidential or of a public nature) that have not been previously approved by VFL, either as part of the communications plan or individually, to or with respect to the Supporting Persons concerning the Business or Purchaser's plans with respect thereto.  Should Purchaser desire to take any action or to make a communication that is prohibited by this Section 5.11, Purchaser shall give prior written notice thereof to the representative of VFL designated by VFL in writing for such purpose subsequent to the signing of this Agreement and VFL in its sole discretion may approve the action or communication or require Purchaser to adopt additional protective measures satisfactory to VFL.

5.12           Interim Quarterly Statements.

(a)
From the date hereof through the Closing Date, VFL shall make available to Purchaser, when completed, the unaudited financial highlights for each fiscal quarter of VFL, determined in accordance with GAAP, in the form attached hereto as Schedule 5.12(a).

(b)
From the date hereof through the Closing Date, VFL shall make available to Purchaser, when completed, the unaudited statutory statements of the Business prepared in accordance with SAP as of the end of, and for, each fiscal quarter (collectively with such statements in subsection (a) above, the "Interim Quarterly Statements").

(c)
Nothing in this Section 5.12 is to interpreted as a representation or warranty with respect to the Interim Quarterly Statements; however, the foregoing disclaimer shall not be interpreted as a limitation upon any representation or warranty otherwise applicable under the express terms of Article III of this Agreement.

5.13           Participation Agreements and Related Materials. Prior to the Service Commencement Date, VFL shall use commercially reasonable efforts to cause the participation agreements related to the Insurance Contracts to be amended to include a covenant or other provision reasonably satisfactory to Purchaser that the relevant funds will report any material error in the calculation or reporting of net asset value per share to VFL promptly upon discovery and that the number of shares purchased or redeemed for the relevant separate accounts will be adjusted to reflect the correct net asset value per share.

5.14           Disclosure. To the extent necessary under Applicable Law in connection with the Closing, VFL, in consultation with Purchaser, shall draft and file with the appropriate regulatory authorities, and distribute to policyholders of the Insurance Contracts, supplements with respect to the prospectuses related to the Insurance Contracts describing the transactions contemplated by this Agreement.

5.15           Ceded Reinsurance Contracts. Prior to the Closing, VFL shall use commercially reasonable efforts to seek the consent of the reinsurers under the Ceded Reinsurance Contracts to VFL ceding its net retention of risk under the Insurance Contracts to Purchaser. In the event that any such reinsurer does not consent to the cession, VFL shall take one of the following actions: (i) if none of the reinsurers under the Ceded Reinsurance Contracts consents to the cession, VFL shall revise the Coinsurance Agreement to cede the maximum quota share of the risk under the Insurance Contracts to Purchaser as can be ceded without the consent of such reinsurers, such amendment to be in the form and substance reasonably satisfactory to Purchaser, in which case the Coinsurance Agreement as so modified will be executed by the parties at Closing; or (ii) if some but not all of the reinsurers under the Ceded Reinsurance Contracts consent to the cession to Purchaser, VFL shall revise the Coinsurance Agreement to either (A) retain the minimum retention required under the Reinsurance Contracts with the reinsurers who do not consent, or (B) enter into a reinsurance agreement with one or more replacement reinsurers (some or all of whom may be Affiliates of VFL) such that all minimum retention requirements that are not waived are satisfied or rendered moot by virtue of replacement of the nonconsenting reinsurer. In the case of (A), VFL will retain such premium and other benefits on a pro rata basis as are equal to the average premium and other benefits allowed to the current reinsurers and, in the case of (B), such replacement reinsurance agreements will be on terms at least as favorable economically as the agreement being replaced and otherwise to be on terms reasonably acceptable to Purchaser. Further, following Closing, the parties shall cooperate with respect to (y) obtaining consents that would permit VFL to cede its remaining retention to Purchaser under the Coinsurance Agreement without violating any net retention requirement, and (b) obtaining novations or further replacements or retrocessions, with reinsurers reasonably acceptable to Purchaser and on economic terms and other terms no less favorable to Purchaser, that would permit VFL to reduce or eliminate its retained insurance risk.

ARTICLE VI
CONDITIONS PRECEDENT TO THE OBLIGATION
OF PURCHASER TO CLOSE

Purchaser's obligation to consummate the transactions contemplated by this Agreement and the Related Agreements is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Purchaser.

6.01           Representations, Warranties and Covenants. The representations and warranties of VFL contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true and correct as of such date or period, and except where the failure to be true and correct (without regard to any materiality qualifiers therein) would not have a Closing Material Adverse Effect.  VFL shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by VFL on or prior to the Closing Date. On the Closing Date, VFL shall have delivered to Purchaser a certificate dated as of the Closing Date, and signed by a senior officer of VFL, to the effect contemplated by this Section 6.01.

6.02           Related Agreements. The Related Agreements shall have been duly executed and delivered by the parties thereto on the Closing Date and such agreements shall be in full force and effect on the Closing Date.

6.03           Consent of Reinsurers. Either each of the reinsurers under the Ceded Reinsurance Agreements shall have consented to VFL ceding its net retention of risk under the Ceded Reinsurance Agreements to Purchaser under the Coinsurance Agreement, or VFL shall have effected the substitute reinsurance or minimum retention arrangements contemplated by Section 5.15.

6.04           Secretaries' Certificates. VFL shall have delivered to Purchaser a certificate of the secretary or assistant secretary of VFL, dated as of the Closing Date, as to the resolutions of the Board of Directors of VFL authorizing the execution, delivery and performance of this Agreement and the Related Agreements, as to the status and signature of each of its officers who executed and delivered this Agreement and such Related Agreements and any other document delivered by it in connection with the transactions contemplated by this Agreement and the Related Agreements, and as to its due incorporation, existence and good standing.

6.05           Legal Opinions.  VFL shall have delivered to Purchaser an opinion of either the Deputy General Counsel or the Director and Senior Counsel of VFL, in his capacity as an officer or employee, on behalf of VFL, CAC and CNAISI, in a customary form reasonably satisfactory to Purchaser, regarding due incorporation and organization, valid corporate existence, due authority, execution and delivery of this Agreement and the Related Agreements (as applicable), the enforceability thereof, any required governmental approvals, and any violations of law or court or administrative orders.

6.06           Approvals and Consents. The approvals and consents of Governmental Entities listed on Schedule 3.04 shall have been received or deemed received in each case without any material conditions, restrictions or limitations affecting the Purchaser or the Business.  All applicable waiting periods under any federal or state statute or regulation shall have expired or been terminated.

6.07           Injunction and Litigation. There shall be in effect no injunction, writ, preliminary restraining order or other order issued by any Governmental Entity directing that the transactions contemplated by this Agreement or the Related Agreements not be consummated as herein or therein provided.

6.08           Closing Material Adverse Effect. Since the date hereof, there shall not have been any change, event or circumstance with respect to the Business which has had or would reasonably be expected to have a Closing Material Adverse Effect.

ARTICLE VII
CONDITIONS PRECEDENT TO THE OBLIGATION
OF VFL TO CLOSE

VFL's obligation to consummate the transactions contemplated by this Agreement and the Related Agreements is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by VFL.

7.01           Representations, Warranties and Covenants. The representations and warranties of Purchaser contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true and correct as of such date or period, and except where the failure to be true and correct (without regard to any materiality qualifiers therein) would not impair the ability of Purchaser to perform its obligations under this Agreement and the Related Agreements.  Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date. On the Closing Date, Purchaser shall have delivered to VFL a certificate dated as of the Closing Date, and signed by a senior officer of Purchaser, to the effect contemplated by this Section 7.01.

7.02           Related Agreements. The Related Agreements shall have been duly executed and delivered by Purchaser on or prior to the Closing Date and such agreements shall be in full force and effect with respect to Purchaser on the Closing Date.

7.03           Secretaries' Certificates.  Purchaser shall have delivered to VFL a certificate of the secretary or assistant secretary of such Purchaser, dated as of the Closing Date, as to the resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the Related Agreements, as to the status and signature of each of its officers who executed and delivered this Agreement and such Related Agreements and any other document delivered by it in connection with the transactions contemplated by this Agreement and the Related Agreements, and as to its due incorporation, existence and good standing.

7.04           Legal Opinion.  Purchaser shall have delivered to VFL an opinion of the Vice President and Counsel of Phoenix Life Insurance Company, in her capacity as an officer or employee, on behalf of Purchaser, in a customary form reasonably satisfactory to VFL, regarding due incorporation and organization, valid corporate existence, due authority, execution and delivery of this Agreement and the Related Agreements (as applicable), the enforceability thereof, any required governmental approvals, and any violations of law or court or administrative orders.

7.05           Approvals and Consents. The approvals and consents of Governmental Entities listed in Schedule 3.04 shall have been received or deemed received in each case without any material conditions, restrictions or limitations affecting VFL.  All applicable waiting periods under any federal or state statute or regulation shall have expired or been terminated.

7.06           Injunction and Litigation.  There shall be in effect no injunction, writ, preliminary restraining order or any other order of any nature by any Governmental Entity directing that the transactions contemplated by this Agreement or the Related Agreements not be consummated as herein or therein provided.

ARTICLE VIII
POST-CLOSING COVENANTS

8.01           Cooperation; Participation, Distribution and Service Related Agreements.

(a)
After Closing, VFL and Purchaser shall cooperate with each other by furnishing any additional information and executing and delivering any additional documents as may be reasonably requested by the other to further perfect or evidence the consummation of, or otherwise implement, any transaction contemplated by this Agreement or the Related Agreements, or to aid in the preparation of any regulatory filing, financial statement or Tax Return; provided, however, that any such additional documents must be reasonably satisfactory to each of the parties and not impose upon either party any material liability, risk, obligation, loss, cost or expense not contemplated by this Agreement or the Related Agreements.  Purchaser shall afford or cause to be afforded to any indemnifying party pursuant to Article X hereof such access to all books, records and personnel of Purchaser or any of its Affiliates as shall be reasonably requested with respect to any claim or assertion of any Loss (as hereinafter defined).

(b)
In the event that Purchaser elects to exchange its own life insurance policies or annuity contracts (or those of one of its affiliates) for the Insurance Contracts or to effect fund substitutions, VFL shall cooperate with Purchaser by furnishing any additional information and executing any additional documents as may be reasonably requested by Purchaser in order to effect such exchanges or substitutions (including obtaining any approvals, or making any filings with any Governmental Entity required by Applicable Law).  VFL further shall cooperate with Purchaser in connection with any communications that Purchaser wishes to send to policyholders of the Insurance Contracts (whether or not in connection with an exchange offer or substitution) including causing the mailing of such communications to policyholders of the Insurance Contracts (at Purchaser's expense) and making any filings with respect to such communications as may be required under Applicable Law. VFL further shall cooperate with Purchaser by executing documents and taking such other reasonable measures as may be reasonably requested by Purchaser in connection with any modification to or amendment of any of the Participation Agreements.

(c)
Prior to the Service Commencement Date, VFL shall use commercially reasonable efforts to cause the written Participation, Distribution and Service Related Agreements to be amended as more fully described on Schedule 8.0l(c), in form and substance reasonably satisfactory to Purchaser. Prior to the Service Commencement Date, VFL shall have used commercially reasonable efforts to cause each unwritten Participation, Distribution and Service Related Agreement to be reduced to a writing executed by each party thereto and reasonably satisfactory to Purchaser, which shall, in any case, reflect the economic terms of all such Agreements in Schedule 3.24.

(d)
VFL agrees that it will not agree to any amendment of, or waiver of any provisions under, any of the Participation, Distribution and Service Related Agreements and shall not take any action prohibited by, or omit to take any action required of VFL by, such Agreements, that would result in the termination of such Agreements in accordance with their terms, without the prior written consent of Purchaser. VFL and CNAISI each agree that they will not terminate or amend any of the Underwriting Agreements without the prior written consent of Purchaser and shall take such actions as are necessary to keep such Agreements in full force and effect.

(e)
In the event that Purchaser seeks to amend any of the Participation, Distribution and Service Related Agreements, VFL shall cooperate with Purchaser by furnishing any additional information and executing any additional documents (in form reasonably acceptable to VFL) as may be reasonably requested and prepared by Purchaser in order to effect such amendments (including obtaining any approvals, making any filings with any Governmental Entity, or providing any notices to policy holders of the Insurance Contracts that may be required by Applicable Law).

(f)
On and after the Closing Date, upon the receipt by VFL or any of its Affiliates of any payment under a Participation, Distribution and Service Related Agreement, VFL shall promptly pay the Purchaser an amount equal to such payments. VFL shall, if reasonably requested by the Purchaser, aid the Purchaser, at the Purchaser's expense, in collection of all amounts due in respect of the Participation, Distribution and Service Related Agreements and shall forward any funds collected to Purchaser.

8.02           Regulatory Compliance. Purchaser and VFL and their agents, Representatives and Affiliates shall comply in all material respects with all Applicable Law applicable to their conduct in performing their obligations under this Agreement and the Related Agreements.

8.03           Use of Names.

(a)
Notwithstanding any inference contained herein or prior course of conduct to the contrary, in no event shall Purchaser or any of its Affiliates have any right to use, nor shall Purchaser or any of its Affiliates use, except as required by Applicable Law, any corporate name or acronym of VFL or any of its Affiliates in any jurisdiction, including the names and acronyms set forth in Schedule 8.03(a), or any Intellectual Property, domain name or URL or any application or registration therefor, owned by, licensed to or used by VFL or any of its Affiliates, or any other name, term or identification that suggests, simulates or is otherwise confusing due to its similarity to the foregoing, except as expressly provided herein or in Section 3.05 of the Administrative Services Agreement.

(b)
Any rights of Purchaser under any Related Agreement or Section 3.05 of the Administrative Services Agreement to use, and any use by Purchaser of, any Intellectual Property shall be limited by the terms of such agreement or agreements.

(c)
The parties hereto acknowledge that any damage caused to VFL or any of its Affiliates by reason of the breach by Purchaser or any of its Affiliates of this Section 8.03 would cause irreparable harm that could not be adequately compensated for in monetary damages alone; therefore, each party agrees that, in addition to any other remedies, at law or otherwise, VFL and any of its Affiliates shall be entitled to an injunction issued by a court of competent jurisdiction restraining and enjoining any violation by Purchaser or any of its Affiliates of this Section 8.03, and Purchaser further agrees that it will stipulate to the fact that VFL or any of its Affiliates, as applicable, has been irreparably harmed by such violation and not oppose the granting of such injunctive relief.

(d)
From and after the Closing Date, following the acquisition by Purchaser of the Transferred Assets under Section 2.2(a)(iv), Purchaser agrees that VFL or any of its Affiliates shall have a non-exclusive, non-transferable, non-sublicensable, worldwide royalty free right and license to continue to use the mark "A Good Fit for Life" for products and services as to which VFL or any of its Affiliates have, at any time prior to the Closing, made use of such mark, subject to reasonable and customary quality control provisions.  If either party requests that there be a written license agreement to the mark "A Good Fit for Life", the parties shall negotiate in good faith and enter into a written license consistent with the foregoing sentence.

8.04	Non-Competition.

(a)
In consideration of the benefits of this Agreement and the Related Agreements to VFL and in order to induce Purchaser to enter into this Agreement, CAC and VFL hereby covenant and agree, subject to the exceptions in Section 8.04(c), that for a period of three years after the Closing Date, they shall not, and shall not permit any of the direct and indirect majority-owned and controlled insurance company subsidiaries of CNA Financial Corporation ("CNAF'), without the prior written consent of Purchaser, subject to Section 8.04(d), directly or indirectly, operate, engage in, manage, own or acquire an ownership interest in any Person engaged in the business of issuing variable annuity contracts or variable life insurance policies (a "Competing Business") in the Restricted Area (as defined below). For purposes of this Section 8.04, a Competing Business shall not include the issuance of equity indexed or similar annuities, life insurance or other products in which the policy or contract holder does not individually make specific non-index fund investment selections ("Equity Indexed Products") provided that a Competing Business shall include a program to exchange or convert the Insurance Contracts to Equity Indexed Products. CAC and VFL specifically agree that this covenant is an integral part of the inducement of Purchaser to enter into this Agreement and that Purchaser (or its successors or assigns) shall be entitled to injunctive relief in addition to all other legal and equitable rights and remedies available to it in connection with any breach by CAC or VFL of any provision of this Section 8.04 and that, notwithstanding the foregoing, no right, power or remedy conferred upon or reserved or exercised by Purchaser in this Section 8.04 is intended to be exclusive of any other right, power or remedy, each and every one of which (now or hereafter existing at law, in equity, by statute or otherwise) shall be cumulative and concurrent.

(b)
Restricted Area. The covenants contained in Section 8.04(a) shall be construed as a series of separate covenants, one for each county or state of the United States of America (including its territories and possessions) and Intranet, Internet and online sites and usages, and one for the United States (including its territories and possessions), Canada and Intranet, Internet and online sites and usages, as a whole (together, the "Restricted Area").

(c)	Exceptions. Notwithstanding any other provisions of this Agreement to the contrary:

(i)           The provisions of Section 8.04(a) shall not apply to:

(A)	any Person who acquires any interest in VFL or any of its Affiliates, provided, that the provisions of Section 8.04(a) shall continue to apply to VFL or to such Affiliate following such acquisition;

(B)
any person in which VFL or any of its Affiliates acquires any interest (including interests in such Person's contracts or policies), so long as either (1) after such acquisition the Person or business so acquired (without considering prior business of VFL or the relevant Affiliate of VFL, or the Business) is not principally engaged in a Competing Business, or (2) VFL or the relevant Affiliate divests such Competing Business within six months of acquiring it. "Principally engaged" means, for purposes of this subsection, that the Competing Business (excluding sales excepted pursuant to paragraph (B) directly below) accounts for at least 65% of GAAP revenues of the subject Person or business.

(C)
any marketing, sale or other activity, operation, product (including annuities and life insurance of any and all kinds), investment or other matter to the extent it relates specifically to institutional market clients, including but not limited to, institutional pension or other plans.

(ii)
VFL and its Affiliates shall not be prohibited from making investments in the ordinary course of business in not more than 9.9% of the outstanding voting stock or stock equivalents of a Person engaging in a Competing Business.

(iii)
VFL and its Affiliates may participate in any alliance or joint marketing or distribution program regardless of whether unaffiliated participants in such alliance or joint marketing program are engaged in a Competing Business and regardless of whether the jointly or allied marketed or distributed products of the unaffiliated participants include variable annuity or variable life insurance products or business.

(d)
VFL and Purchaser agree that in the event that either the length of time or Restricted Area set forth in this Section 8.04 is deemed too restrictive by any Governmental Entity of competent jurisdiction, the covenants and agreements in this Section 8.04 shall be enforceable for such time and within such geographical area as such Governmental Entity may deem reasonable under the circumstances.

8.05           Due Diligence Materials.  Notwithstanding any other provision of this Agreement, each of Purchaser and VFL may retain one copy of all materials provided by VFL to Purchaser during the due diligence review of the Business by Purchaser.

8.06           Ceded Reinsurance Agreements.

(a)
In furtherance of the purposes of this Agreement, VFL shall use its commercially reasonable efforts to cause the counterparties to all Ceded Reinsurance Agreements set forth in Schedule 3.17 to consent to the assignment of the rights and obligations of VFL under such agreements to Purchaser pursuant to an assignment and assumption agreement in a form to be mutually agreed upon by the Parties.

(b)
On or after the Closing Date, upon receipt of any Reinsurance Recovery by VFL, VFL shall promptly pay the Purchaser an amount equal to such Reinsurance Recovery. VFL shall, if reasonably requested by the Purchaser, aid the Purchaser, at the Purchaser's expense, in collection of all amounts due in respect of the Reinsurance Recoveries and shall forward any funds collected to the Purchaser.

8.07           Transition of Services.

          (a)  From and after Closing and until the Service Commencement Date, VFL will:

(i)
provide Purchaser and the Authorized Administrator with reasonable access for Purchaser and the Authorized Administrator, through their own efforts, to plan and move the Books and Records from VFL's systems to the Authorized Administrator's systems to allow Purchaser and the Authorized Administrator to provide the Services (as defined in the AdministrativeServices Agreement) on and after the Service Commencement Date; and

(ii)	provide a reasonable amount of business analysts, systems and actuarial expertise to consult in the effort to move the Books and Records from VFL's systems to the Authorized Administrator's systems.

(b)
Not later than 30 days after the Closing, VFL and Purchaser will use their respective commercially reasonable efforts to jointly develop a detailed plan for the movement of Books and Records contemplated by Section 8.07(a), provided that VFL shall separately comply with the requirements of Exhibit A to the Administrative Services Agreement, including Item 18 thereof.

(c)
VFL will use its commercially reasonable best efforts to assist and cooperate, until the Service Commencement Date, with Purchaser and the Authorized Administrator in the orderly transfer of the Business, including (i) the movement of the Books and Records and (ii) seeking the reasonable assistance of former employees of VFL and its Affiliates and VFL's outside consultants.  VFL will, until the Service Commencement Date, provide Purchaser and the Authorized Administrator a reasonable level of access to VFL's personnel skilled in maintaining the Books and Records and systems relating thereto for purposes of general consultation and knowledge transfer related to the Business.

(d)
VFL will, as promptly as possible but no later than December 31, 2002, (i) take all actions (including, without limitation, any notices to policyholders) required under Applicable Law so that the Insurance Contracts conform with all of the applicable provisions of the EGTRRA and section 72(s) of the Code and (ii) obtain all required regulatory approvals to give effect to such actions.

(e)
To the extent necessary under Applicable Law in connection with the Service Commencement Date, Purchaser, in consultation with VFL, shall draft and file with the appropriate regulatory authorities, and distribute to policyholders of the Insurance Contracts, supplements with respect to the prospectuses related to the Insurance Contracts describing the transactions contemplated by the Administrative Services Agreement.

8.08           Minimum Capital and Surplus.                                                                From the Closing Date through the tenth anniversary thereof, VFL shall maintain capital and surplus at an amount not less than the greater of (a) 150% of the Company Action Level RBC under the risk based capital rules as in effect in the Commonwealth of Pennsylvania for domiciliary life insurance companies, or (b) 100% of the Purchase Price ("Minimum Capital and Surplus"). If VFL capital and surplus falls below Minimum Capital and Surplus, then VFL shall pledge assets in the amount of the Purchase Price or establish an escrow account containing funds in the amount of the Purchase Price for the benefit of Purchaser in a manner satisfactory to Purchaser.

ARTICLE IX
SURVIVAL

9.01           Survival of Representations and Warranties.  All representations and warranties made by VFL and Purchaser in Articles III and IV of this Agreement, the Related Agreements and in any document, certificate, schedule or instrument delivered or executed in connection herewith or therewith shall survive for a period of two years after the Closing Date, provided that the representations and warranties contained in Section 3.24 shall not expire until the third anniversary of the Closing Date, the representations and warranties contained in Section 3.16 shall survive until the expiration of all applicable statutes of limitations, and provided further that the representations and warranties contained in Section 3.13 as to Company Intellectual Property licenses shall survive so long as such licenses are in effect, whereupon they shall expire, and all claims for breach of said representations and warranties will be deemed waived unless the nonbreaching party delivers in writing to the breaching party a detailed description of the matters constituting the breach (and an explanation of how those matters constitute a breach) prior to the expiration of said two year period.

ARTICLE X
INDEMNIFICATION AND OTHER REMEDIES

10.01           Obligation to Indemnify.

(a)
Subject to the expiration of the representations and warranties of the parties as provided in Article IX and the limitations set forth in this Article X, VFL agrees to indemnify, defend and hold harmless Purchaser and its directors, officers, employees, Affiliates and assigns from and against all claims, losses, liabilities, damages, deficiencies, costs or expenses, penalties and reasonable outside attorneys' fees and disbursements (collectively, "Losses," and individually a "Loss"), asserted against, imposed upon or incurred by them, directly or indirectly, by reason of or arising out of or in connection with any misrepresentation, breach of or failure to perform any representation, warranty, covenant, undertaking or agreement of VFL in this Agreement or any Extra Contractual Obligations arising from acts, errors or omissions by VFL or any of its officers, employees, agents or representatives (other than Purchaser and administrators, contractors or other representatives or agents selected by Purchaser); provided, however, that Purchaser (and its directors, officers, employees, Affiliates and assigns) shall be entitled to indemnification under this Section 10.01(a) in respect of representations and warranties in this Agreement only when the aggregate amount of all such Losses exceeds five hundred thousand dollars ($500,000.00) (the "Basket Amount"), in which case Purchaser (and its directors, officers, employees, Affiliates and assigns) shall be entitled to indemnification for Losses only in excess of the Basket Amount; provided further, that the Purchaser's entitlement to indemnification for claims arising under the fourth sentence of Section 3.11(c), Section 3.16, Section 3.24, Section 10.06 and Section 10.07 shall not be subject to the Basket Amount. VFL shall have no liability under this Section 10.01 if, with respect to any misrepresentation, breach or failure to perform, following the date of this Agreement and at or prior to Closing: (i) VFL provides Purchaser with written notice (which may be in the form of an exhibit to the certificate contemplated by Section 6.01) of such misrepresentation, breach or failure to perform; (ii) such notice expressly acknowledges that such misrepresentation, breach or failure to perform has caused the condition specified in the first sentence of Section 6.01 not to be satisfied and that, as a result, Purchaser has the right not to proceed to Closing; (iii) such misrepresentation, breach or failure to perform has, in fact, caused the condition specified in the first sentence of Section 6.01 not to be satisfied, and as a result, Purchaser has the right not to proceed to Closing; and (iv) Purchaser elects to waive the condition specified in the first sentence of Section 6.01 and proceed to Closing. The maximum amount for which VFL shall be liable under this Article X, other than indemnification for claims arising under the fourth sentence of Section 3.11(c), Section 3.16, Section 3.24, Section 10.06 and Section 10.07 which shall not be subject to such limitation, shall not exceed in the aggregate 100% of the Purchase Price ("Maximum Indemnification Obligation"). Required payments by any indemnifying party pursuant to this Article X shall be limited to the amount of any Loss that remains after deducting therefrom any benefit associated with the breach or occurrence constituting or giving rise to the Loss, including but not limited to: (i) any tax benefit to any indemnified party, (ii) any insurance or reinsurance proceeds recoverable by any indemnified party, and (iii) any indemnity, contribution or other similar payment recoverable by any indemnified party from any third party, in each case with respect to such Loss. The indemnified party shall use commercially reasonable efforts to collect all such insurance proceeds and indemnity, contribution and other similar payments. With respect to any breach of the representations set forth in Sections 3.09 and 3.11, "Losses" to be indemnified by VFL hereunder shall not include any losses deemed to be incurred by Purchaser as a result of any inability to market the Insurance Contracts in any jurisdiction. Further, in no event shall there be included in the calculation of any indemnified Loss any amount in respect of potential revenues, fees or other benefits incident to or potentially arising from any insurance or annuity policies or contracts other than the Insurance Contracts. With respect to any breach of the representations set forth in Section 3.24, Losses to be indemnified by VFL hereunder shall be calculated, as of July 1 of each year from 2003 to 2012, as the difference between the amount of fees and other revenue that would have been payable to Purchaser during the immediately preceding twelve month period under the Participation, Distribution and Service Related Agreements had the representations made by VFL pursuant to Section 3.24 been accurate and the amount of fees and other revenue actually payable to Purchaser under said agreements during such twelve month period (for each such twelve month period such difference shall hereinafter be referred to as the "Annual Revenue Share Losses") and the Annual Revenue Share Losses for each such twelve month period shall be paid by VFL to Purchaser not later than 30 days following such calculation; provided, however, that in no event will VFL be responsible (by indemnification or otherwise) for the Annual Revenue Share Losses for any twelve month period under any particular Participation, Distribution and Service Related Agreement that (i) relate to any time period more than ten years after the Effective Date; (ii) are the result of changes (including any terminations) occurring in accordance with the terms of any particular Participation, Distribution and Service Related Agreement in effect as of the execution of this Agreement, as modified pursuant to clause (iii) or (iv) of this sentence; (iii) are the result of changes (including any terminations) made by the Mutual Fund Payor in accordance with the terms of any such Participation, Distribution and Service Related Agreement; or (iv) are the result of changes (including any terminations) made by VFL or the Mutual Fund Payor and requested or approved by Purchaser; and provided, further, in the case of terminations effected under clauses (ii) or (iii) of this sentence, VFL shall be liable for Annual Revenue Share Losses that result from terminations that constitute a breach of the representation made in the last sentence of Section 3.24. Purchaser's right to indemnification for any breach of Section 3.16 as a result of the failure, prior to the Closing, (a) to comply with all tax withholding and information reporting requirements under the Code (and applicable regulations), or (b) of any Insurance Contract to comply with all requirements of the Code, as specified in Section 3.16, shall not be affected by Purchaser's knowledge of any such failure, whether as a result of Purchaser's due diligence process, any disclosure by VFL or otherwise. With regard to those agreements or arrangements regarding fees that are marked with an asterisk in Schedule 3.24, VFL agrees to indemnify Purchaser for any Losses arising from the termination of any such agreement or arrangement on less than 30 days' prior written notice, with such Losses being measured as revenues that are not payable for the 30 days (or applicable portion thereof) following the date of such written notice (if any).

(b)
Subject to the expiration of the representations and warranties of the parties as provided in Article IX and the limitations set forth in this Article X, Purchaser agrees to indemnify, defend and hold harmless VFL and its directors, officers, employees, Affiliates and assigns from and against all Losses, asserted against, imposed upon or incurred by them, directly or indirectly, by reason of or arising out of or in connection with any misrepresentation, breach of or failure to perform any representation, warranty, covenant, undertaking or agreement of Purchaser in this Agreement or any Extra Contractual Obligations arising from acts, errors or omissions by Purchaser or any of its officers, employees, agents or representatives; provided, however, that VFL (and its directors, officers, employees, Affiliates and assigns) shall be entitled to indemnification under this Section 10.01(b) in respect of representations and warranties in this Agreement only when the aggregate amount of all such Losses exceeds the Basket Amount, in which case VFL (and its directors, officers, employees, Affiliates and assigns) shall be entitled to indemnification for Losses only in excess of the Basket Amount.  Purchaser shall have no liability under this Section 10.01 if, with respect to any misrepresentation , breach or failure to perform, following the date of this Agreement and at or prior to Closing, Purchaser provides VFL with written notice (which may be in the form of an exhibit to the certificate contemplated by Section 7.01) of such misrepresentation, breach or failure to perform.  In any event, the maximum amount for which Purchaser shall be liable under this Article X shall not exceed in the aggregate the Maximum Indemnification Obligation.  Required payments by any indemnifying party pursuant to this Article X shall be limited to the amount of any Loss that remains after deducting therefrom any benefit associated with the breach or occurrence constituting or giving rise to the Loss, including but not limited to:  (i) any tax benefit to any indemnified party, (ii) any insurance or reinsurance proceeds recoverable by any indemnified party, and (iii) any indemnity, contribution or other similar payment recoverable by any indemnified party from any third party, in each case with respect to such Loss.  The indemnified party shall use commercially reasonable efforts to collect all such insurance proceeds and indemnity, contribution and other similar payments.  Further, in no event shall there be included in the calculation of any indemnified Loss any amount in respect of potential revenues, fees or other benefits incident to or potentially arising from any insurance or annuity policies or contracts other than the Insurance Contracts.

(c)
The same set of facts and circumstances may give rise to a claim for indemnification under this Article X as a claim arising from both a representation or warranty and from an Extra Contractual Obligation. The fact that such a claim for indemnification may be barred by the survival provisions of Article IX as arising from a representation or warranty, shall not bar VFL or Purchaser from bringing such a claim under this Article X as arising from an Extra Contractual Obligation.

10.02           Notice of Asserted Liability.  Promptly after receipt by an indemnified party hereunder of notice of any demand, claim or circumstances which, with or without the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss, such indemnified party shall give notice thereof (a "Claims Notice") to the indemnifying party. The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered by such indemnified party and shall include a statement as to the basis for the indemnification sought. Failure to provide a Claims Notice in a timely manner shall not be deemed a waiver of the indemnified party's right to indemnification other than to the extent that such failure prejudices the defense of the claim by the indemnifying party.

10.03           Opportunity to Defend. The indemnifying party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability; provided, however, the indemnifying party may not compromise or settle any Asserted Liability without the consent of the indemnified party (which consent shall not be unreasonably withheld or delayed) unless such compromise or settlement requires no more than a monetary payment for which the indemnified party hereunder is fully indemnified or involves no other matters binding upon the indemnified party (other than obligations of confidentiality). If the indemnifying party elects to compromise or defend such Asserted Liability, it shall within 30 days from receipt of the Claims Notice notify the indemnified party of its intent to do so, and the indemnified party shall cooperate, at the expense of the indemnifying party, in the compromise of, or defense against, such Asserted Liability. If the indemnified party shall fail to cooperate, then each indemnifying party shall be relieved of all its obligations under this Article X.

10.04           Exclusive Remedy. The parties hereto expressly acknowledge that (a) the provisions of this Article X shall be the sole and exclusive remedy for damages caused as a result of breaches of the warranties, representations and covenants contained in this Agreement, except that the parties shall not be limited to the remedies provided in this Article X with respect to any covenants or agreements to be performed after the Closing Date and except that the remedies of injunction and specific performance shall remain available to the parties hereto and (b) no indemnifying party shall be liable or otherwise responsible to any other Person for special, consequential, incidental, punitive or multiplied damages unless such damages constitute Extra Contractual Obligations. In the event of any dispute under this Agreement (including without limitation any dispute relating to a certificate provided by a natural person hereunder), the parties will seek recourse solely against the other party (i.e., the corporate entity) and will not seek recourse against any natural person.

10.05           Tax Qualification of Insurance Contracts. Notwithstanding any other provision of this Agreement, VFL will promptly notify Purchaser of any claim or assertion by the Internal Revenue Service, or any policyholder, that any Insurance Contract either (1) fails or has failed to qualify for the Tax treatment described in Section 3.16(a) or (2) has become a modified endowment contract within the meaning of Section 7702A of the Code. Purchaser shall control the conduct of any regulatory proceeding or dispute with respect to any such claim or assertion. Notwithstanding such control, Purchaser shall, at VFL's request (i) discuss with VFL and VFL's counsel the position that Purchaser intends to take regarding any such claim or assertion; (ii) afford VFL and its counsel reasonable opportunity to participate in any Internal Revenue Service conference, other administrative or judicial proceeding with respect to such claim or assertion, including the right to attend conferences and to review and comment on all written submissions with respect thereto; and (iii) not settle any such claim or assertion without the express written consent of VFL, which consent shall not be unreasonably withheld. VFL will not request relief with respect to any Insurance Contract pursuant to Section 7702(f)(8) of the Code, Rev. Proc. 92-25, Rev. Proc 2001-42, or any comparable procedure or practice of the Internal Revenue Service, with respect to either the failure of such contract to qualify for any applicable treatment under the Code or the inadvertent classification of any such contract as a modified endowment contract, without the express written consent of Purchaser, which consent shall not be unreasonably withheld. In connection with any such request, and any administrative or judicial proceedings with respect thereto, Purchaser shall be afforded the control rights described in this Section 10.05.

10.06
Non-Guaranteed Elements. (a) Pursuant to Section 2.04 of the Coinsurance Agreement, VFL shall set all Non-Guaranteed Elements (as defined in Section 2.04 of the Coinsurance Agreement) of the Insurance Contracts taking into account the recommendations of Purchaser. In the event that VFL rejects any such recommendations, VFL shall indemnify Purchaser for any Direct Economic Loss (as defined in 10.06(b) below) to Purchaser resulting from VFL's rejection of such recommendation. Notwithstanding the foregoing sentence, VFL shall not be required to indemnify Purchaser if (i) implementing Purchaser's recommendation would (x) violate any Applicable Law, or (y) violate, result in a breach of this Agreement, the Coinsurance Agreement or the Administrative Services Agreement or any Insurance Contract, or (ii) VFL varies Non Guaranteed Elements under the Coinsurance Agreement only in a manner consistent with VFL's documented procedures in effect on the Effective Time (as defined in the Coinsurance Agreement) or, in the absence of such documented procedures, in a manner consistent with the historical practices employed by VFL in establishing Non-Guaranteed Elements in respect of the Policies (as defined in the Coinsurance Agreement).

(b)
For purposes of this Section 10.06, "Direct Economic Loss" means (i) as to any Non-Guaranteed Element involving payments to the owners of or beneficiaries under Insurance Contracts (e.g., crediting rates), the amount by which the aggregate amount due to such owners or beneficiaries in respect of the period to which the recommendation rejected by VFL relates exceeds the aggregate amount that would have been due had such recommendation had been followed by VFL, and (ii) as to any Non-Guaranteed Element involving payments from or charges against the owners of or beneficiaries under Insurance Contracts (e.g., cost of insurance charges), the amount by which the aggregate amount due from such owners or beneficiaries in respect of the period to which the recommendation rejected by VFL relates is less then the aggregate amount that would have been due had such recommendation been followed by VFL.

10.07           Special Indemnity-Breakage.  For all periods prior to the Service Commencement Date, VFL agrees to indemnify Purchaser for the amount of the aggregate loss, net of gains, from investment or disinvestment in the Registered Separate Accounts during such period having resulted in a value other than the corresponding value charged or credited under the Policies (as defined in the Coinsurance Agreement) (i.e., breakage) that arises from any act, error or omission of VFL or any of its Affiliates, or any officers, employees, agents or representatives of VFL or any of its Affiliates.

ARTICLE XI
TERMINATION PRIOR TO CLOSING

11.01           Termination of Agreement. This Agreement may be terminated at any time prior to the
Closing:

(a)
By VFL in writing, without liability (except as provided in Section 11.02), if Purchaser shall (i) fail to perform in any material respect its agreements contained herein required to be performed by it prior to the date of such termination, or (ii) materially breach any of its representations or warranties contained herein so as to cause a condition to closing to be incapable of satisfaction, which failure or breach is not cured within thirty (30) days after VFL has notified Purchaser in writing of its intent to terminate this Agreement pursuant to this subsection (a) of Section 11.01;

(b)
By Purchaser in writing, without liability (except as provided in Section 11.02), if VFL shall (i) fail to perform in any material respect its agreements contained herein required to be performed by it prior to the date of such termination, or (ii) materially breach any of its representations or warranties contained herein so as to cause a condition to closing to be incapable of satisfaction, which failure or breach is not cured within thirty (30) days after Purchaser has notified VFL of its intent to terminate this Agreement pursuant to this subsection (b) of Section 11.01;

        (c)   By Purchaser or VFL if the Closing has not occurred on or before December 31, 2002; or

(d)	At any time on or prior to the Closing Date, by mutual written consent of VFL and Purchaser.

11.02           Survival.  If this Agreement is terminated and the transactions contemplated hereby are not consummated as described above, this Agreement shall become null and void and of no further force and effect, except for the provisions of Section 5.02; the provisions of Section 12.01 and the remedies contemplated by Article X, including without limitation specific performance and injunction as contemplated therein, which shall survive indefinitely.

ARTICLE XII
MISCELLANEOUS

12.01           Publicity.  Except as may otherwise be required by law (including, without limitation, the filing of periodic and other reports with the Securities and Exchange Commission concerning the transactions contemplated by this Agreement and the Related Agreements and the filing as exhibits thereto of this Agreement and the Related Agreements) or the rules of any applicable stock exchange, no release or announcement concerning this Agreement or the transactions contemplated hereby, shall be made without advance written approval thereof by VFL and Purchaser, which approval shall not be unreasonably conditioned, delayed or withheld.  All parties shall cooperate with each other in making any release or announcement.

12.02           Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission (and immediately after transmission confirmed by telephone) or sent by certified, registered or express mail, postage prepaid.  Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (and immediately after transmission confirmed by telephone) or, if mailed, on the date shown on the receipt therefor, as follows:

(i)           If to VFL, CAC or CNAISI to:

Valley Forge Life Insurance Company
CNA Plaza
333 South Wabash
Chicago, IL 60685
Attn: General Counsel
Fax No.: 312-817-0511

With a copy to:

Sutherland Asbill & Brennan LLP
1275 Pennsylvania Avenue, NW
Washington, DC 20004
Attn: David A. Massey, Esq.
Fax No.: 202-637-3593

(ii)	If to Purchaser to:

PHL Variable Insurance Company
One American Row
Hartford, CT 06115
Attn:           Robert Lautensack
Fax No.: (860) 403-7152

With a copy to:

PHL Variable Insurance Company
One American Row
Hartford, CT 06115
Attn:           General Counsel
Fax No.: (860) 403-7203

Any party may, by notice given in accordance with this Section 12.02 to the other parties, designate another address or Person for receipt of notices hereunder.

12.03           Entire Agreement. This Agreement and the Related Agreements contain the entire agreement between Purchaser and VFL with respect to the transfer of the Business by VFL to Purchaser and supersede all prior agreements, written or oral, with respect thereto except that the
Confidentiality Agreement shall remain in full force and effect.

12.04           Waivers and Amendments; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by all of the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power, remedy or privilege, nor any single or partial exercise of any such right, power, remedy or privilege, preclude any further exercise thereof or the exercise of any other such right, remedy, power or privilege. Except as provided in Section 10.04, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

12.05           Governing Law. PURSUANT TO SECTION 5-1401 OF THE NEW·YORK GENERAL OBLIGATIONS LAW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THIE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

12.06           Dispute Resolution. This Section establishes a procedure for (i) internal review of disputes between VFL and Purchaser under this Agreement and the Related Agreements, and (ii) review and discussion of disputes by VFL and Purchase prior to initiating any litigation or arbitration with respect thereto. The parties agree that a failure to follow the procedures described in this Section 12.06 will constitute a breach of this Agreement and of the standard of good faith applicable to this Agreement. VFL and Purchaser agree to establish procedures within their respective corporate organizations intended to result in the prompt internal reporting of disputes by all levels of the respective organizations.  VFL and Purchaser each agree to designate a single point of contact within each of their respective corporate organizations to give and receive notices of disputes under this Agreement and the Related Agreements (the "Dispute Officer"), who shall be acceptable to the other party and shall be a senior manager who either reports directly to the Chief Executive Officer of the party (or, in the case of Purchaser, the Chief Executive Officer or President of Phoenix Life Insurance Company) or a person who reports to a person who reports directly to the Chief Executive Officer of the party (or, in the case of Purchaser, the Chief Executive Officer or President of Phoenix Life Insurance Company). The dispute resolution procedures so established will require VFL's and Purchaser's employees and representatives to report the existence of a dispute with the other party promptly to the Dispute Officer for such employee's or representative’s organization.  VFL and Purchaser agree that prior to initiating litigation or arbitration of any dispute under this Agreement or any of the Related Agreements, notice of the dispute and a statement of the basis therefor will be provided to the other party by the Dispute Officers for each organization to discuss and explain their positions with respect to the dispute.  Notice of disputes will be given under this provision promptly after the existence of the dispute becomes known to either VFL or Purchaser.  Any notice of a dispute by any Person other than the Dispute Officer will be ineffective to initiate the dispute review process under this Section.

12.07           Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court does not have jurisdiction, the New York state courts situated in the County of New York, for purposes of enforcing this Agreement.  In any such action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise, any claims that it is not subject to the jurisdiction of the above court, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.02 shall be deemed effective service of process on such party.

12.08           Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns and legal representatives, whether by merger, consolidation or otherwise.  This Agreement may not be assigned by any party without the prior written consent of the other party hereto.

12.09           No Third Party Beneficiaries. Except as otherwise expressly set forth in any provision of this Agreement, nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

12.10           Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. Each counterpart may be delivered by facsimile transmission, which transmission shall be deemed delivery of an originally executed document.

12.11           Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

12.12           Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

12.13           Waiver of Jury Trial. Each of the parties hereto irrevocably waives any and all right to trial by jury in any legal proceedings arising out of or related to this Agreement or the transactions contemplated hereby.

12.14           CAC Joinder. In consideration of the substantial benefits accruing to VFL under this Agreement, the Coinsurance Agreement and the Administrative Services Agreement, CAC hereby agrees to be bound by the provisions of Section 8.04 of this Agreement that are, by the stated terms of such section, applicable to CAC.

12.15           CNAISI Joinder. In consideration of the substantial benefits accruing to Continental Casualty Company under this Agreement, the Coinsurance Agreement and the Administrative Services Agreement, CNAISI hereby agrees to be bound by the provisions of Section 8.01(d) of this Agreement that are, by the stated terms of such section, applicable to CNAISI.

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WO 110546.10

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

VALLEY FORGE LIFE INSURANCE COMPANY

By:           ___________________________________________
 Name:
Title:

PHL VARIABLE INSURANCE COMPANY

By:           ___________________________________________
 Name:
Title:

JOINDER

Continental Assurance Company hereby executes this Agreement solely for the purposes of Section 12.14 hereof.

CONTINENTAL ASSURANCE COMPANY

By:           __________________________________________
 Name:
Title:

JOINDER

CNA Investor Services, Inc. hereby executes this Agreement solely for the purposes of Section 12.15 hereof.

CNA INVESTOR SERVICES, INC.

By:           __________________________________________
Name:
Title:

Exhibit A

ADMINISTRATIVE SERVICES AGREEMENT

WO 110546.10

Exhibit B

COINSURANCE AGREEMENT

WO 110546.10

Exhibit C

TRADEMARK AND SERVICE MARK ASSIGNMENT AGREEMENT

WO 110546.10